Filed Pursuant to Rule 424(b)(5)
File No. 333-239671

Prospectus Supplement
(To prospectus dated July 17, 2020)
1,000,000 Depositary Shares, Each Representing a 1/100th Interest in a Share of
7.50% Non-Cumulative Perpetual Preferred Stock, Series B

We are offering to sell 1,000,000 depositary shares, each representing a 1/100th ownership interest in a share of our 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, no par value, with a liquidation preference of $2,500 per share (equivalent to $25.00 per depositary share) of Level One Bancorp, Inc., which we refer to as the “Preferred Stock.” The depositary shares are represented by depositary receipts. Holders of depositary shares are entitled to all proportional rights and preferences of the Preferred Stock, including dividend, voting, redemption and liquidation rights. You must exercise such rights through the depositary.
Dividends on the Preferred Stock are payable only when, as and if declared by our board of directors or a duly authorized committee of our board of directors to the extent we have lawfully available funds to pay dividends. If declared, dividends will accrue on a non-cumulative basis at a rate of 7.50% per annum on the liquidation preference of $2,500 per share of Preferred Stock, and be payable quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on November 15, 2020.
Dividends on the Preferred Stock are non-cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, or declares less than a full dividend in respect of a dividend period, that dividend or remaining portion of the full dividend will not accrue or be payable, and we will have no obligation to pay any dividend with respect to that dividend period and no related distribution will be made on the depositary shares, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock for any subsequent dividend period. However, with certain limited exceptions, if we have not declared and paid or set aside for payment full dividends on the Preferred Stock for the most recently completed dividend period, we may not declare or pay dividends on, or redeem, purchase or acquire, our common stock or other junior stock during the next succeeding dividend period. Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent it would cause us to fail to comply with applicable laws and regulations, including applicable regulatory capital adequacy guidelines.
The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock at our option, subject to any required regulatory approval, (i) in whole or in part, from time to time, on any dividend payment date on or after August 15, 2025, or (ii) in whole but not in part, at any time within 90 days following a “regulatory capital treatment event” (as defined elsewhere in this prospectus supplement), in each case at a redemption price equal to $2,500 per share of Preferred Stock (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, to, but not including, the redemption date, without accumulation of any undeclared dividends. If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares. Any notice of redemption, once given, will be irrevocable. Neither the holder of the Preferred Stock nor holders of depositary shares have any right to require redemption or repurchase of the Preferred Stock or depositary shares.
The Preferred Stock does not have any voting rights, except as set forth under “Description of Preferred Stock — Voting Rights” on page S-28. A holder of depositary shares is entitled to direct the depositary to vote in such circumstances. See “Description of Depositary Shares — Voting the Preferred Stock” on page S-31.
Prior to this offering, there has been no public market for the depositary shares. We have applied to list the depositary shares on the Nasdaq Global Select Market under the symbol “LEVLP.” If the application is approved, we expect trading of the depositary shares on the Nasdaq Global Select Market to begin within the 30-day period after the initial delivery of the depositary shares.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-15 and under the headings “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and “Part II, Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 for a discussion of certain risks that you should consider in connection with an investment in the depositary shares.

	Public offering price(1)	Underwriting discount	Proceeds to us (before expenses)
Per depositary share	$25.00	$1.00	$24.00
Total(2)	$25,000,000	$1,000,000	$24,000,000

(1)Plus accrued dividends, if any, from August 13, 2020 to the original issuance date.
(2)Assumes no exercise of the underwriter’s overallotment option, described below.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The depositary shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.
We have granted the underwriter an option, exercisable within 30 days from the date of this prospectus supplement, to purchase from us up to an additional 150,000 depositary shares at the public offering price less the underwriting discount, solely to cover overallotments, if any.
The underwriter expects to deliver the depositary shares in book-entry form only, through the facilities of The Depository Trust Company for the accounts of its participants, on or about August 13, 2020, which is the third business day after the date of the pricing of the depositary shares (“T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to the second business day preceding delivery of the depositary shares hereunder will be required, by virtue of the fact that the depositary shares initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.
Piper Sandler
The date of this prospectus supplement is August 10, 2020.

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ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context indicates otherwise, the terms “Level One,” “Company,” “we,” “our” and “us” in this prospectus supplement and the accompanying prospectus refer to Level One Bancorp, Inc., a Michigan corporation, and its consolidated subsidiaries. References to “Level One Bank” or the “Bank” refer to Level One Bank, our wholly owned banking subsidiary. References to a particular year mean our fiscal year commencing on January 1 and ending on December 31 of that year.
This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, is available to you without charge upon written or oral request to Level One at the address or telephone number indicated in the section entitled “Where You Can Find More Information” in this prospectus supplement.
This document contains two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are selling the depositary shares and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus dated July 17, 2020, which contains and incorporates by reference a more general description of the securities we may offer from time to time, some of which does not apply to the depositary shares we are offering, and important business and financial information about us. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
Before you invest in the depositary shares, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described under “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus used in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the depositary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this prospectus supplement provided or approved by us and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet site can be found at http://www.sec.gov. We make available free of charge most of our SEC filings on the investor relations page of our website at http://www.levelonebank.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. Except for those SEC filings incorporated by reference in this prospectus supplement or the accompanying prospectus, none of the other information on our website is part of this prospectus supplement or the accompanying prospectus.
The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information that we have indicated or indicate in the future as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement or the accompanying prospectus, regardless of when furnished to the SEC, unless specifically incorporated by reference therein. We incorporate by reference the following documents we filed with the SEC (file number 001-38458) and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” until the offering of the depositary shares contemplated by this prospectus supplement and the accompanying prospectus
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are terminated, but excluding, in each case, any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K:
•our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020 (including information specifically incorporated by reference therein from our definitive proxy statement filed with the SEC on March 25, 2020);
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 8, 2020 and August 7, 2020, respectively; and
•our Current Reports on Form 8-K filed with the SEC on January 2, 2020 (including the amendment thereto filed on March 19, 2020), March 19, 2020, May 7, 2020 and June 17, 2020.
You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the following telephone number:
Level One Bancorp, Inc. Attention: Investor Relations
32991 Hamilton Court
Farmington Hills, MI 48334
Telephone: (888) 880-5663

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to us at the address or telephone number above.
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus, and any other written or oral statements made by us from time to time may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, such as those identified below.
We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, the performance of our loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that we may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, our business and growth strategies, including future acquisitions, internal growth and plans to open additional banking centers or offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•the severity, magnitude and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, business and consumers, on our operations and personnel, including the health of our management team and board of directors, commercial activity and demand across our business and our customers’ businesses;
•the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect our liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;
•the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;
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•economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect our liquidity and the performance of our loan portfolios, particularly in the markets in which we operate;
•increased incidents of social, civil and political unrest;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on our loan portfolio, which may require further increases in our allowance for credit losses;
•estimates of fair value of certain of our assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Detroit metropolitan area and the other Michigan markets in which we operate;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in our allowance for loan losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates (including negative interest rates), the capital markets and other market indices (including developments and volatility arising from or related to the COVID-19 pandemic) that may affect, among other things, our liquidity and the value of our assets and liabilities;
•competitive pressures in the financial services business which may affect the pricing of our loan and deposit products as well as our services, which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of our recent or future acquisitions;
•unexpected difficulties and losses related to acquisitions;
•harm to our reputation;
•any negative perception of our financial strength;
•our ability to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for our investment portfolio;
•our ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•other security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;
•adverse effects on our information technology systems resulting from failures, human error or cyberattacks;
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•accuracy and completeness of information we receive about customers and counterparties to make credit decisions;
•our ability to attract and retain senior management experienced in the banking and financial services industries;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which we are subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions;
•the expenses and delayed returns inherent in opening new banking centers;
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•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Cuts and Jobs Act of 2017, the Coronavirus Aid Relief, and Economic Security Act, and other recent tax legislation, as well as any increases in the tax rate applicable to us;
•changes in accounting standards, rules and interpretations such as the new Accounting Standards Update 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments and related changes to address the impact of COVID-19, and the impact on our financial statements;
•our ability to receive dividends from our bank subsidiary;
•uncertainty about the discontinued use of the London Inter-bank Offered Rate and transition to an alternative rate;
•a decrease in our capital ratios, including as a result of declines in the value of our loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those changes that are in response to the COVID-19 pandemic, including without limitation the Coronavirus Aid, Relief, and Economic Security Act and the rules and regulations promulgated thereunder, as well as any new laws, rules or regulations that may be enacted in the future as a result of the continuing effects of the pandemic;
•a lowering of our credit ratings;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•any increases in our insurance premiums payable to the Federal Deposit Insurance Corporation, which we refer to as the “FDIC”, or the collection of special assessments by the FDIC; and
•each of the factors and risks identified in the “Risk Factors” sections included under Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019, and under Item 1A. of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and any other risks or uncertainties set forth from time to time in our filings with the SEC.
There can be no assurances that future actual results will correspond to these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statement made by us or on our behalf. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. We undertake no obligation to update any forward-looking statements or reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. You are advised, however, to consult further disclosures management makes on related subjects in Level One’s reports filed with the SEC.
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SUMMARY
This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the risk factors discussed under Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Special Note Concerning Forward-Looking Statements” in this prospectus supplement.
Level One Bancorp, Inc.
Level One Bancorp, Inc. is a financial holding company headquartered in Farmington Hills, Michigan. In addition to our headquarters, as of June 30, 2020, our wholly owned bank subsidiary, Level One Bank, had 17 offices, including 11 banking centers (our full service branches) in Metro Detroit, one banking center in Grand Rapids, one banking center in Jackson, three banking centers in Ann Arbor and one mortgage loan production office in Ann Arbor.
As of June 30, 2020, we had total assets of $2.5 billion, total deposits of $1.8 billion and total shareholders’ equity of $180.3 million.
Our common stock is traded on the Nasdaq Global Select Market under the symbol “LEVL.” Our principal executive office is located at 32991 Hamilton Court, Farmington Hills, Michigan 48334, and our telephone number is (248) 737-0300.
Second Quarter 2020 Financial Results
On July 29, 2020, we issued a press release announcing our financial results for the quarter ended June 30, 2020, which are summarized below. The following summary financial results are not a comprehensive statement of our financial condition or performance as of and for the quarter ended June 30, 2020. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, contains additional disclosure and any adjustments necessary, in the opinion of management, for a fair presentation of such information, and will be deemed to be incorporated by reference herein. See “Where You Can Find More Information.”
On July 29, 2020, we reported net income of $2.7 million, or $0.35 diluted earnings per share for the quarter ended June 30, 2020, compared to net income of $4.1 million, or $0.53 diluted earnings per share, for the quarter ended March 31, 2020, and $3.6 million, or $0.45 diluted earnings per share, for the quarter ended June 30, 2019.

Balance Sheet Review

We recorded significant balance sheet growth in the second quarter of 2020 as a result of the Paycheck Protection Program, which we refer to as the “PPP,” although much of it is expected to be temporary. Total assets were $2.54 billion at June 30, 2020, an increase of $956.8 million, or 60.37%, from $1.58 billion at December 31, 2019, and up $1.04 billion, or 68.84%, from $1.51 billion at June 30, 2019. The increase in total assets from December 31, 2019 was due to $399.0 million of PPP loans originated in the second quarter of 2020, the acquisition of Ann Arbor State Bank on January 2, 2020, which contributed $325.3 million of growth in total assets, and an increase of $260.2 million in cash and cash equivalents resulting from funding under the Paycheck Protection Program Liquidity Facility, which we refer to as the “PPPLF,” to facilitate PPP lending. The increase in total assets year over year was primarily attributable to the same factors.

The investment securities portfolio grew $36.3 million, or 20.05%, to $217.2 million at June 30, 2020, from $180.9 million at December 31, 2019, while remaining relatively flat compared to June 30, 2019. The increase in the investment securities portfolio compared to December 31, 2019 was primarily due to the acquisition of Ann Arbor State Bank, which contributed $47.4 million of investment securities. In addition, during the six months ended June 30, 2020, we repositioned the investment portfolio through purchases of $38.7 million and sales, calls, payoffs and maturities of investment securities of $46.0 million.

Total loans were $1.82 billion at June 30, 2020, an increase of $587.7 million, or 47.88%, from $1.23 billion at December 31, 2019, and up $648.9 million, or 55.62%, from $1.17 billion at June 30, 2019. The growth in total loans compared to December 31, 2019 and June 30, 2019 was primarily due to the origination of $399.0 million in PPP loans in the second quarter of 2020. The acquisition of Ann Arbor State Bank also contributed $224.1 million of loans. The loan growth was partially offset by $37.2 million of runoff of acquired loans and $1.8 million of originated loans during the first two quarters of 2020.

The increase in total assets year over year was attributable to the same factors mentioned in the analysis above, and organic loan growth of $69.7 million in the third and fourth quarters of 2019.

Total deposits were $1.82 billion at June 30, 2020, an increase of $685.9 million, or 60.41%, from $1.14 billion at December 31, 2019, and increased $591.9 million, or 48.14%, from $1.23 billion at June 30, 2019. The increase in deposits compared to December 31, 2019 and June 30, 2019 was primarily due to $421.1 million of organic deposit growth during the six months ended June 30, 2020, driven by deposits of PPP loan funds into customer accounts. In addition, the acquisition of Ann Arbor State Bank contributed $264.8 million in deposits. Total deposit composition at June 30, 2020 consisted of 41.93% of demand deposit accounts, 25.95% of savings and money market accounts and 32.12% of time deposits.

Total debt outstanding was $499.6 million at June 30, 2020, an increase of $243.0 million, or 94.66%, from $256.6 million at December 31, 2019, and an increase of $407.8 million, or 443.92%, from $91.8 million at June 30, 2019. The increase in debt outstanding compared to December 31, 2019 was primarily due to increases of $270.4 million in Federal Reserve Bank borrowings under the PPPLF, and $38.2 million in long-term advances from the Federal Home Loan Bank, which we refer to as the “FHLB,” of which $15.3 million related to FHLB advances acquired from the Ann Arbor State Bank acquisition, partially offset by a decrease of $60.0 million in short-term FHLB advances and $5.0 million in federal funds purchased. The increase in total borrowings compared to June 30, 2019 was primarily due to increases of $270.4 million in Federal Reserve Bank borrowings, $153.2 million in long-term FHLB advances and $30.0 million in subordinated notes, partially offset by a decrease of $45.0 million in short-term FHLB advances. The increase in debt outstanding, as well as the issuance of new subordinated notes during the fourth quarter of 2019, reflected management’s efforts to fund our liquidity needs in a cost-effective manner.

Operating Results

Our net interest income increased $1.4 million, or 9.53%, to $16.2 million in the second quarter of 2020, compared to $14.8 million in the preceding quarter and increased $3.8 million, or 30.48%, compared to $12.4 million in the second quarter of 2019.

Our net interest margin, on a fully-tax equivalent basis, was 2.98% in the second quarter of 2020, compared to 3.42% in the preceding quarter and 3.50% in the second quarter of 2019. This decrease in the net interest margin compared to the preceding quarter and second quarter of 2019 was partially a result of lower average loan yield. Average loan yield decreased 66 basis points to 4.34% for the second quarter of 2020, compared to 5.00% for the preceding quarter and down 109 basis points from 5.43% for the second quarter of 2019, primarily due to the target federal funds rate dropping 150 basis points in March 2020 in response to the COVID-19 pandemic health crisis as well as decreasing 75 basis points in the second half of 2019. Another contributing factor to the decrease in loan yields, was the impact of the PPP loans originated during the second quarter of 2020 which had a yield of 3.04%, net of deferred fees/costs, compared to the non-PPP loans which had a yield of 4.60%. The decrease in loan yields was accompanied by a corresponding decrease in the cost of funds, which declined 47 basis points to 1.09% in the second quarter of 2020, compared to 1.56% in the preceding quarter and down 98 basis points from 2.07% in the second quarter of 2019. Finally, during the second quarter of 2020, our average cash balances of $226.9 million, which resulted primarily from excess funding under the PPPLF, earned 0.12%, which negatively affected the net interest margin.

Our noninterest income increased $3.1 million, or 66.08%, to $7.8 million in the second quarter of 2020, compared to $4.7 million in the preceding quarter, and increased $4.3 million, or 124.01%, compared to $3.5 million in the second quarter of 2019. The increase in noninterest income compared to the preceding quarter was primarily attributable to an increase of $3.1 million in mortgage banking activities and an increase of $370 thousand in net gains on sales of investment securities, partially offset by a decrease of $281 thousand in other charges and fees. The increase in the mortgage banking activities income compared to the first quarter of 2020 was primarily due to $43.0 million higher residential loan originations held for sale as a result of lower interest rates during the second quarter 2020. The increase in net gains on sales of investment securities was due to sales of state and political subdivisions securities in an effort to reposition our investment portfolio. The decrease in other charges and fees was primarily due to a decrease in interest rate swap fees partially offset by gains on sale of other real estate owned. The increase in noninterest income year over year was primarily due to an increase of $3.4 million in mortgage banking activities and a $892 thousand increase in net gains on sales of investment securities. The increase in mortgage banking activities compared to the second quarter of 2019 was primarily due to $61.7 million higher residential loan originations held for sale. The increase in net gains on sales of securities was due to the same factors mentioned in the quarter over quarter analysis above.

Our noninterest expense increased $521 thousand, or 3.58%, to $15.1 million in the second quarter of 2020, compared to $14.6 million in the preceding quarter, and increased $3.9 million, or 35.07%, compared to $11.2 million in the second quarter of 2019. The $521 thousand increase in noninterest expense compared to the preceding quarter was primarily due to increases of $968 thousand in salary and employee benefits and $549 thousand in professional fees, partially offset by a decrease of $1.3 million in acquisition and due diligence fees. The increase in noninterest expense year over year was mainly attributable to increases of $2.4 million in salary and employee benefits, $556 thousand in professional fees, $399 thousand in occupancy and equipment expense and $304 thousand in data processing expense. The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the second quarter of 2020 was 62.79%, compared to 74.64% for the preceding quarter and 70.15% in the second quarter of 2019.

Our income tax provision was $643 thousand, or 19.11% of pretax income, in the second quarter of 2020, as compared to $349 thousand, or 7.83% of pretax income, in the preceding quarter and $767 thousand, or 17.75% of pretax income, in the second quarter of 2019. The increase in income tax provision compared to the preceding quarter was primarily as a result of the first quarter including a $290 thousand tax benefit related to the Ann Arbor State Bank net operating loss, which we refer to as an “NOL,” resulting from the CARES Act provision that allows for NOLs generated in 2018 through 2020 to be carried back five years. Additionally, first quarter 2020 included a $175 thousand tax benefit related to the disqualified dispositions of Ann Arbor State Bank’s stock options.

Asset Quality

Nonaccrual loans were $8.3 million, or 0.46% of total loans, at June 30, 2020, a decrease of $10.2 million from nonaccrual loans of $18.5 million, or 1.51% of total loans, at December 31, 2019, and a decrease of $6.2 million from nonaccrual loans of $14.5 million, or 1.25% of total loans, at June 30, 2019. The decrease in nonaccrual loans compared to December 31, 2019 was primarily due to the sale of a $7.9 million commercial loan relationship on nonaccrual status and the transfer of a $1.0 million commercial loan relationship to other real estate owned during the first quarter of 2020. In addition, during the first half of 2020, we had paydowns of $548 thousand on two commercial loan relationships on nonaccrual status and writedowns of $254 thousand on one commercial loan relationship on nonaccrual status. The decrease in nonaccrual loans from the second quarter of 2019 was primarily due to $8.9 million of paydowns related to four commercial loan relationships on nonaccrual status and writedowns of $254 thousand on one commercial loan relationship on nonaccrual status, partially offset by a commercial loan relationship moving to nonaccrual status totaling $3.7 million.

We had $61 thousand of other real estate owned assets at June 30, 2020, compared to $921 thousand at December 31, 2019 and $373 thousand at June 30, 2019. The decrease in other real estate owned assets compared to December 31, 2019 was due to the sale of three properties totaling $2.0 million in the second quarter of 2020 partially offset by the addition of a $1.0 million commercial property to other real estate owned during the first quarter of 2020. The decrease year over year was due to the factors mentioned above, partially offset by the addition of one residential property and one commercial property moving to other real estate owned during the fourth quarter of 2019. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.33% at June 30, 2020, compared to 1.23% at December 31, 2019, and 0.99% at June 30, 2019.

Performing troubled debt restructured loans that were not included in nonaccrual loans at June 30, 2020 were $1.1 million, compared to $906 thousand at December 31, 2019 and $921 thousand at June 30, 2019. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans. In accordance with bank regulatory guidance, troubled debt restructurings do not include short-term modifications made on a good-faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief.

Net chargeoffs in the second quarter of 2020 were $1.5 million, or 0.34% of average loans on an annualized basis, compared to $174 thousand of net chargeoffs, or 0.05% of average loans on an annualized basis, for the preceding quarter and $36 thousand of net chargeoffs, or 0.01% of average loans on an annualized basis, in the second quarter of 2019. The increase in net chargeoffs during second quarter 2020 was due to a $1.3 million chargeoff on a $7.9 million nonaccrual loan relationship that was subsequently sold in the quarter.

Our provision for loan losses in the second quarter of 2020 was a provision expense of $5.6 million, compared to $489 thousand in the preceding quarter and $429 thousand in the second quarter of 2019. The increase in the provision expense quarter over quarter was primarily due to an increase of $3.6 million resulting from an adjustment of the economic qualitative factors within the allowance for loan loss model as a result of the deterioration of macroeconomic factors as a result of the COVID-19 pandemic. There was also a $1.3 million increase in provision expense resulting from a $1.3 million chargeoff on a $7.9 million nonaccrual loan relationship that was subsequently sold in the quarter. The increase in the provision expense year over year was primarily due to the same factors. The Company will continue to evaluate the fluid situation in regards to the COVID-19 pandemic and will take further action to appropriately record additional provision for loan losses should there be any indications of a decrease in the credit quality of our portfolio as a result of the COVID-19 pandemic. The Company will re-evaluate the appropriateness of the allowance for loan losses in future quarters as needed.

The allowance for loan losses was $17.1 million, or 0.94% of total loans, at June 30, 2020, compared to $12.7 million, or 1.03% of total loans, at December 31, 2019, and $12.4 million, or 1.06% of total loans, at June 30, 2019. The allowance for loan losses as a percentage of total loans decreased as a result of the $399.0 million of PPP loans originated in the second quarter of 2020, which are 100% guaranteed by the SBA and require no reserves. As of June 30, 2020, the allowance for loan losses as a percentage of nonaccrual loans was 206.37%, compared to 68.40% at December 31, 2019, and 84.94% at June 30, 2019.

Capital

Total shareholders’ equity was $180.3 million at June 30, 2020, an increase of $9.6 million, or 5.60%, compared with $170.7 million at December 31, 2019, primarily as a result of increased retained earnings in the second quarter of 2020 and increased accumulated other comprehensive income. Total shareholders’ equity increased $17.4 million, or 10.68%, from $162.9 million at June 30, 2019 attributable to the same factors mentioned in the quarter to quarter analysis above.

During the second quarter of 2020, we utilized the PPPLF to finance and facilitate PPP lending. Management has taken recent steps to increase liquidity on the balance sheet and has expanded capacity for additional funding should there be a need. Furthermore, we continue to monitor our capital ratios regularly and have benefited from our participation in the PPP, offset by the stress from the weakening economy due to the COVID-19 pandemic.

Other Recent Developments

Second Quarter Dividend: On June 17, 2020, our Board of Directors declared a quarterly cash dividend of $0.05 per share. This dividend was paid on July 15, 2020, to shareholders of record at the close of business on June 30, 2020.

Level One’s Response to the COVID-19 pandemic: We have taken various steps to help our customers, team members and communities during the current COVID-19 pandemic health crisis. For our customers, we have provided loan payment deferrals and offered fee waivers, among other actions. Through June 30, 2020, we have helped our consumer and small business customers by deferring loan payments and waiving fees on $414.5 million, or 29%, of non-PPP loans. In addition, as of July 20, 2020, we had $13.9 million of loans that requested an additional 90-day modification.

As of June 30, 2020, we had less than 0.5% and 4.5% of loan concentrations in the hospitality and food service industries, respectively.

	As of and for the three months ended			As of and for the six months ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Earnings Summary	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Interest income	$20,396	$19,817	$17,657	$40,213	$35,099
Interest expense	4,163	4,997	5,216	9,160	9,940
Net interest income	16,233	14,820	12,441	31,053	25,159
Provision expense for loan losses	5,575	489	429	6,064	851
Noninterest income	7,789	4,690	3,477	12,479	5,763
Noninterest expense	15,083	14,562	11,167	29,645	21,535
Income before income taxes	3,364	4,459	4,322	7,823	8,536
Income tax provision	643	349	767	992	1,514
Net income	2,721	4,110	3,555	6,831	7,022
Net income allocated to participating securities (1)	19	47	37	82	66
Net income attributable to common shareholders (1)	$2,702	$4,063	$3,518	$6,749	$6,956
Per Share Data
Basic earnings per common share	$0.35	$0.53	$0.46	$0.88	$0.91
Diluted earnings per common share	0.35	0.53	0.45	0.88	0.89
Book value per common share	23.31	22.74	21.07	23.31	21.07
Tangible book value per common share (2)	18.09	17.54	19.81	18.09	19.81
Common shares outstanding (in thousands)	7,734	7,731	7,728	7,734	7,728
Average basic common shares (in thousands)	7,676	7,637	7,741	7,636	7,746
Average diluted common shares (in thousands)	7,721	7,738	7,856	7,713	7,862

	As of and for the three months ended			As of and for the six months ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Selected Period End Balances	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Total assets	$2,541,696	$1,936,823	$1,505,376	$2,541,696	$1,505,376
Securities available-for-sale	217,172	230,671	218,145	217,172	218,145
Total loans	1,815,353	1,466,407	1,166,501	1,815,353	1,166,501
Total deposits	1,821,351	1,470,608	1,229,445	1,821,351	1,229,445
Total liabilities	2,361,437	1,761,055	1,342,509	2,361,437	1,342,509
Total shareholders' equity	180,259	175,768	162,867	180,259	162,867
Tangible shareholders' equity (2)	139,913	135,578	153,121	139,913	153,121
Performance and Capital Ratios
Return on average assets	0.46%	0.87%	0.95%	0.65%	0.95%
Return on average equity	6.02	9.40	8.92	7.68	8.95
Net interest margin (fully taxable equivalent) (3)	2.98	3.42	3.50	3.17	3.63
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	62.79	74.64	70.15	68.10	69.64
Dividend payout ratio	14.22	7.52	8.69	10.19	7.72
Total shareholders' equity to total assets	7.09	9.08	10.82	7.09	10.82
Tangible equity to tangible assets (2)	5.59	7.15	10.24	5.59	10.24
Common equity tier 1 to risk-weighted assets	8.76	8.10	11.49	8.76	11.49
Tier 1 capital to risk-weighted assets	8.76	8.10	11.49	8.76	11.49
Total capital to risk-weighted assets	12.81	11.68	13.62	12.81	13.62
Tier 1 capital to average assets (leverage ratio)	6.21	7.08	10.01	6.21	10.01
Asset Quality Ratios:
Net charge-offs to average loans	0.34%	0.05%	0.01%	0.21%	0.02%
Nonperforming assets as a percentage of total assets	0.33	0.89	0.99	0.33	0.99
Nonaccrual loans as a percent of total loans	0.46	1.04	1.25	0.46	1.25
Allowance for loan losses as a percentage of period-end loans	0.94	0.89	1.06	0.94	1.06
Allowance for loan losses as a percentage of nonaccrual loans	206.37	85.32	84.94	206.37	84.94
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	195.04	80.34	79.41	195.04	79.41

(1) Amounts presented are used in the two-class earnings per common share calculation. See “Note 17 — Earnings Per Share” in our Annual Report on Form 10-K for the year ended December 31, 2019 and “Note 16 — Earnings Per Share” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 for additional information.
(2) See “ — GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures —” below, for a discussion of each of these non-GAAP financial measures and a quantitative reconciliation of each to the most directly comparable measure calculated and presented in accordance with GAAP.
(3) Presented on a tax equivalent basis using a 21% tax rate.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included above are not measures of financial condition recognized by GAAP. These non-GAAP financial measures include tangible shareholders’ equity, tangible book value per common share and the ratio of tangible equity to tangible assets. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.
We calculate: (i) tangible shareholders’ equity as total shareholders’ equity less core deposit intangibles, mortgage servicing rights and goodwill; (ii) tangible book value per common share as tangible shareholders’ equity divided by shares of common stock outstanding; and (iii) tangible assets as total assets, less core deposit intangibles, mortgage servicing rights and goodwill.
The following presents a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with GAAP:

(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders' equity	$180,259	$175,768	$162,867
Less:
Goodwill	35,554	36,216	9,387
Other intangible assets, net	4,792	3,974	359
Tangible shareholders' equity	$139,913	$135,578	$153,121

Common shares outstanding (in thousands)	7,734	7,731	7,728
Tangible book value per common share	$18.09	$17.54	$19.81

Total assets	$2,541,696	$1,936,823	$1,505,376
Less:
Goodwill	35,554	36,216	9,387
Other intangible assets, net	4,792	3,974	359
Tangible assets	$2,501,350	$1,896,633	$1,495,630

Tangible equity to tangible assets	5.59%	7.15%	10.24%

THE OFFERING
The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about the Preferred Stock, the depositary shares and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the depositary shares. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference herein and therein, before making a decision about whether to invest in the depositary shares. For a more complete understanding of the Preferred Stock and the depositary shares, you should read the sections titled “Description of Preferred Stock” and “Description of Depositary Shares,” beginning on pages S-24 and S-30 of this prospectus supplement, respectively. As used in this “Summary — The Offering” section, the terms “Level One,” “we,” “us,” and “our” refer to Level One Bancorp, Inc. and not any of its subsidiaries.

Issuer	Level One Bancorp, Inc.
Securities Offered
1,000,000 depositary shares (or 1,150,000 depositary shares if the underwriter exercises its overallotment option in full), each representing a 1/100th ownership interest in a share of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, no par value, which we refer to as the “Preferred Stock,” with a liquidation preference of $2,500 per share of Preferred Stock (equivalent to $25.00 per depositary share). Each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby, including dividend, voting, redemption and liquidation rights.
We may in the future from time to time, without notice to or consent of the holder of the Preferred Stock or the holders of the depositary shares, issue additional shares of the Preferred Stock and a corresponding number of additional depositary shares; provided, that if any such additional depositary shares are not fungible for U.S. federal income tax purposes with the depositary shares offered in this offering, such additional depositary shares will be issued with a separate CUSIP or other identifying number, and all such additional shares of Preferred Stock would be deemed to form a single series with the shares of Preferred Stock relating to the depositary shares offered hereby.

Dividends
Dividends on the Preferred Stock are payable only when, as and if declared by our board of directors or a duly authorized committee of our board of directors to the extent we have lawfully available funds to pay dividends. If declared, dividends will accrue on a non-cumulative basis at a rate of 7.50% per annum on the liquidation preference of $2,500 per share of Preferred Stock, and be payable quarterly, in arrears.
Dividends on the Preferred Stock are non-cumulative. If our board of directors or a duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock in respect of a dividend period, or declares less than a full dividend in respect of a dividend period, then we will have no obligation to pay any dividend or additional dividend with respect to that dividend period and no related distribution will be made on the depositary shares, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock for any subsequent dividend period.
Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent it would cause us to fail to comply with applicable laws and regulations, including applicable regulatory capital adequacy guidelines.
Any dividends paid will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares — Dividends and Other Distributions” beginning on page S-30.

Dividend Payment Dates
February 15, May 15, August 15 and November 15 of each year, each of which we refer to as a “dividend payment date,” beginning on November 15, 2020. We refer to each period from and including a dividend payment date (or the date of the issuance of the Preferred Stock) to, but excluding, the following dividend payment date as a “dividend period.”
If any date on which dividends would otherwise be payable is not a business day (as defined under the heading “Description of Preferred Stock — Dividends”), then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid.

Dividend Stopper
During any dividend period in which the Preferred Stock is outstanding, unless, in each case, the full dividends for the most recently completed dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:
•no dividend or distribution on any shares of junior stock may be declared or paid by us or set aside for payment by us, subject to certain exceptions; and
•no shares of junior stock may be repurchased, redeemed or otherwise acquired by us, directly or indirectly, subject to certain exceptions.
Except as described in the next sentence, for so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any parity stock for any dividend period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current dividend period for all outstanding shares of Preferred Stock. To the extent that we declare dividends on the Preferred Stock and on any parity stock but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity stock then outstanding, as described under “Description of Preferred Stock — Dividend Stopper.”

Redemption
We may redeem the Preferred Stock at our option (i) in whole or in part, from time to time, on any dividend payment date on or after August 15, 2025, or (ii) in whole but not in part, at any time within 90 days following a “regulatory capital treatment event” (as defined under the heading “Description of Preferred Stock — Redemption Following a Regulatory Capital Treatment Event”), in each case at a redemption price equal to $2,500 per share of Preferred Stock (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares. Neither the holder of the Preferred Stock nor holders of depositary shares will have the right to require redemption or repurchase of the Preferred Stock or depositary shares. The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.
Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Directors of the Federal Reserve System, which we refer to as the “Federal Reserve,” and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.
If any applicable dividend payment date on which shares of Preferred Stock are to be redeemed is not a business day, the redemption price shall be paid on the next business day without any adjustment to the amount of the redemption price paid.

No Maturity	The Preferred Stock is perpetual and has no maturity date. We are not required to redeem the Preferred Stock. Accordingly, the Preferred Stock and the depositary shares will remain outstanding indefinitely, unless and until we decide to redeem the Preferred Stock and, if required, receive prior approval of the Federal Reserve.

Voting Rights
None, except with respect to authorizing, creating or designating or increasing the authorized or designated amount of stock ranking senior to the Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation, dissolution or winding up, certain changes that would adversely alter or change the terms of the Preferred Stock, certain mergers, and except as specifically required by Michigan law or as may be required by the rules of the Nasdaq Global Select Market or any other securities exchange on which the depositary shares are listed. In addition, if full dividends on the Preferred Stock are not paid or declared and set aside for payment for at least six dividend periods or their equivalent, whether or not consecutive, the holder of the Preferred Stock, voting as a single class with the holders of any parity stock having similar voting rights that are then exercisable, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will have the right to elect two directors to our board of directors. The terms of office of these directors will end when we have paid or declared and set aside for payment full dividends for at least 12 consecutive months on the Preferred Stock and any non-cumulative parity stock and all dividends on any cumulative parity stock have been paid in full.
Holders of depositary shares are entitled to direct the depositary to vote in such circumstances.

Ranking
With respect to the payment of dividends and distributions upon our liquidation, dissolution, or winding-up, the Preferred Stock will rank:
•senior to our common stock and to each class or series of our capital stock we may issue in the future the terms of which do not expressly provide that it ranks on parity with or senior to the Preferred Stock as to dividend and distribution rights and rights on our liquidation, dissolution or winding-up, which we refer to collectively as the “junior stock;” and
•on parity with, or equally to, each class or series of our capital stock we may issue in the future the terms of which expressly provide that it ranks on parity with, or equally to, the Preferred Stock as to dividend and distribution rights and rights upon our liquidation, dissolution or winding-up, which we refer to collectively as “parity stock.”

Liquidation Rights
If we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, the holder of the Preferred Stock is entitled to receive, out of our assets legally available for distribution to our shareholders, a liquidating distribution of $2,500 per share of Preferred Stock (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other junior stock. Distributions will be made pro rata as to the Preferred Stock and any other parity stock in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled and subject to the rights of holders of any securities ranking senior to the Preferred Stock.

Preemptive and Conversion Rights	None.

Listing	We have applied to list the depositary shares on the Nasdaq Global Select Market under the symbol “LEVLP.” If the application is approved, we expect trading of the depositary shares on the Nasdaq Global Select Market to begin within the 30-day period after the initial delivery of the depositary shares.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $23.5 million, or approximately $27.1 million if the underwriter exercises its overallotment option in full. We intend to use the net proceeds from the sale of the depositary shares for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support our growth, acquisitions or other business combinations, and reducing existing debt. Accordingly, we will retain broad discretion over the use of these net proceeds.

Material U.S. Federal Income Tax Considerations	For a discussion of material United States federal income tax considerations of purchasing, owning and disposing of the depositary shares, see “Material U.S. Federal Income Tax Considerations.”

Risk Factors
Please refer to the section entitled “Risk Factors” beginning on page S-15 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

Depositary, Transfer Agent and Registrar	Continental Stock Transfer & Trust Co. will serve as depositary for the depositary shares and as transfer agent and registrar for the Preferred Stock and the depositary shares.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
The summary selected consolidated financial information of Level One presented below as of December 31, 2019 and 2018 and for the fiscal years ended December 31, 2019, 2018 and 2017 is derived from our audited historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary selected consolidated financial information presented below as of December 31, 2017, 2016 and 2015 and for the fiscal years ended December 31, 2016 and 2015 is derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. The summary selected consolidated financial information presented below as of and for the three-month periods ended June 30, 2020 and 2019, are derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation of the information set forth herein. Results of operations for any past periods are not necessarily indicative of the results to be expected from any future period.
This information is only a summary and should be read in conjunction with the consolidated financial statements and the notes thereto and related “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each of which is incorporated by reference herein. See “Where You Can Find More Information.”

(Dollars in thousands, except per share data)	As of and for the three months ended June 30,		As of and for the year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Earnings Summary	(Unaudited)
Interest income	$20,396	$17,657	$70,448	$63,824	$55,607	$52,903	$41,335
Interest expense	4,163	5,216	19,393	13,400	8,078	5,832	3,792
Net interest income	16,233	12,441	51,055	50,424	47,529	47,071	37,543
Provision expense for loan losses	5,575	429	1,383	412	1,416	3,925	1,359
Noninterest income	7,789	3,477	14,211	7,055	6,502	6,407	7,214
Noninterest expense	15,083	11,167	44,369	39,678	36,051	32,407	24,888
Income before income taxes	3,364	4,322	19,514	17,389	16,564	17,146	18,510
Income tax provision	643	767	3,403	3,003	6,723	6,100	5,982
Net income	2,721	3,555	16,111	14,386	9,841	11,046	12,528
Less: Preferred stock dividends	—	—	—	—	—	—	112
Net income allocated to participating securities(1)	19	37	159	—	—	—	—
Net income allocated to common shareholders(1)	$2,702	$3,518	$15,952	$14,386	$9,841	$11,046	$12,416
Per Share Data:
Basic earnings per common share	$0.35	$0.46	$2.08	$1.95	$1.54	$1.74	$1.97
Diluted earnings per common share	0.35	0.45	2.05	1.91	1.49	1.69	1.92
Book value per common share	23.31	21.07	22.13	19.58	16.78	15.21	13.57
Tangible book value per common share(2)	18.09	19.81	20.86	18.31	15.21	13.59	12.75
Common shares outstanding (in thousands)	7,734	7,728	7,715	7,750	6,435	6,351	6,310
Average basic common shares (in thousands)	7,676	7,741	7,632	7,377	6,388	6,341	6,307
Average diluted common shares (in thousands)	7,721	7,856	7,747	7,524	6,610	6,549	6,463
Selected Period End Balances
Total assets	$2,541,696	$1,503,376	$1,584,899	$1,416,215	$1,301,291	$1,127,531	$924,663
Securities available-for-sale	217,172	218,145	180,905	204,258	150,969	100,533	116,702
Total loans	1,815,353	1,166,501	1,227,609	1,126,565	1,034,923	953,393	759,718
Total deposits	1,821,351	1,229,445	1,135,428	1,134,635	1,120,382	924,924	784,115
Total liabilities	2,361,437	1,342,509	1,414,196	1,264,455	1,193,331	1,030,960	839,029
Total shareholders’ equity	180,259	162,867	170,703	151,760	107,960	96,571	85,634
Tangible shareholders’ equity(2)	139,913	153,121	160,940	141,926	97,906	86,283	80,438

(Dollars in thousands, except per share data)	As of and for the three months ended June 30,		As of and for the year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Performance and Capital Ratios:	(Unaudited)
Return on average assets	0.46%	0.95%	1.08%	1.07%	0.82%	1.05%	1.43%
Return on average equity	6.02	8.92	9.90	10.68	9.45	11.93	13.56
Net interest margin (fully taxable equivalent)(3)	2.98	3.50	3.60	3.92	4.18	4.73	4.60
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	62.79	70.15	67.98	69.03	66.72	60.60	63.98
Dividend payout ratio	14.22	8.69	7.20	4.60	—	—	—
Total shareholders’ equity to total assets	7.09	10.82	10.77	10.72	8.30	8.56	9.26
Tangible equity to tangible assets(2)	5.59	10.24	10.22	10.09	7.58	7.72	8.75
Common equity tier 1 to risk-weighted assets	8.76	11.49	11.72	11.82	9.10	8.72	10.28
Tier 1 capital to risk-weighted assets	8.76	11.49	11.72	11.82	9.10	8.72	10.28
Total capital to risk-weighted assets	12.81	13.62	15.99	14.00	11.55	11.28	13.14
Tier 1 capital to average assets (leverage ratio)	6.21	10.01	10.41	10.21	7.92	7.95	8.89
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	0.34%	0.01%	0.02%	0.05%	0.08%	0.08%	(0.14)%
Nonperforming assets as a percentage of total assets	0.33	0.99	1.23	1.30	1.13	1.36	0.18
Nonaccrual loans as a percent of total loans	0.46	1.25	1.51	1.64	1.36	1.58	0.21
Allowance for loan losses as a percentage of period-end loans	0.94	1.06	1.03	1.03	1.13	1.16	1.04
Allowance for loan losses as a percentage of nonaccrual loans	206.37	84.94	68.40	62.70	83.38	73.76	484.94
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	195.04	79.41	64.29	57.71	75.68	68.13	444.99

(1)Amounts presented are used in the two-class earnings per common share calculation. See “Note 17 — Earnings Per Share” in our Annual Report on Form 10-K for the year ended December 31, 2019 and “Note 16 — Earnings Per Share” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 for additional information.
(2)See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures,” below, for a discussion of each of these non-GAAP financial measures and a quantitative reconciliation of each to the most directly comparable measure calculated and presented in accordance with GAAP. See also Item 6, “Selected Financial Data — GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2019 and Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 for additional information. Each of these non-GAAP financial measures is unaudited.
(3)Presented on a tax equivalent basis using a 21% tax rate for the three-month periods ended June 30, 2020 and 2019, and the years ended December 31, 2019 and 2018, and a 35% tax rate for the years ended December 31, 2017, 2016 and 2015.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this prospectus supplement are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible shareholders’ equity, tangible book value per common share and the ratio of tangible equity to tangible assets. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate our core financial results for the periods in question.
We calculate: (i) tangible shareholders’ equity as total shareholders’ equity less core deposit intangibles, mortgage servicing rights and goodwill; (ii) tangible book value per common share as tangible shareholder’ equity divided by shares of common stock outstanding; and (iii) tangible assets as total assets, less core deposit intangibles, mortgage servicing rights and goodwill.

The following presents a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with GAAP:

(Dollars in thousands, except per share data)	As of and for the three months ended June 30,		As of and for the year ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)
Total shareholders’ equity	$180,259	$162,867	$170,703	$151,760	$107,960	$96,571	$85,634
Less:
Goodwill	35,554	9,387	9,387	9,387	9,387	9,387	4,549
Other intangible assets, net	4,792	359	376	447	667	901	647
Tangible shareholders’ equity	$139,913	$153,121	$160,940	$141,926	$97,906	$86,283	$80,438

Common shares outstanding (in thousands)	7,734	7,728	7,715	7,750	6,435	6,351	6,310
Tangible book value per common share	$18.09	$19.81	$20.86	$18.31	$15.21	$13.59	$12.75

Total assets	$2,541,696	$1,505,376	$1,584,899	$1,416,215	$1,301,291	$1,127,531	$924,663
Less:
Goodwill	35,554	9,387	9,387	9,387	9,387	9,387	4,549
Other intangible assets, net	4,792	359	376	447	667	901	647
Tangible assets	$2,501,350	$1,495,630	$1,575,136	$1,406,381	$1,291,237	$1,117,243	$919,467

Tangible equity to tangible assets	5.59%	10.24%	10.22%	10.09%	7.58%	7.72%	8.75%

RISK FACTORS
An investment in the depositary shares is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the risk factors and other information included in our Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and in other documents that we subsequently file with the SEC and that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties of which our management is not aware or that management currently deems immaterial may also impair our business operations. See also the discussion under the heading “Special Note Concerning Forward-Looking Statements.” This prospectus supplement and the accompanying prospectus are qualified in their entirety by these risk factors. If any of these risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of the depositary shares could decline significantly, and you could lose all or part of your investment.
Additional Risk Factors Related to Our Business
The COVID-19 pandemic has adversely impacted our business, and we expect that it will continue to negatively affect economic conditions, our borrowers and our business, financial condition, liquidity and results of operations, all in a complex manner with uncertain duration and magnitude.
The COVID-19 pandemic has caused substantial economic dislocation in the United States. In Michigan, where substantially all of our borrowers are based, individuals were subject to a statewide stay-at-home order from March 23, 2020 to June 1, 2020, with limited exceptions for certain essential workers and activities. In addition, individuals, companies and other organizations have voluntarily limited their economic activity in response to the pandemic. As a result, our markets have experienced an unprecedented slow-down in economic activity and related increases in the state’s unemployment rate, which reached a high of 22.7% in April 2020 and remained elevated at 14.8% in June 2020, according to the Michigan Department of Technology, Management & Budget.
These conditions have negatively affected the financial health of our borrowers, particularly in industries that have been directly impacted by the pandemic, such as hospitality and food service industries, which represented less than 0.5% and 4.5% of our loan portfolio, respectively, as of June 30, 2020. As a result, the overall credit quality of our loan portfolio has been harmed. In response to these developments, we have, among other things, granted loan payment deferrals and modifications with respect to an aggregate of $414.5 million of loans in our portfolio as of June 30, 2020, and waived various fees and penalties.
In addition, the spread of the coronavirus has caused us to modify our business practices, including employee travel, employee work locations, social distancing in our branches and cancellation of physical participation in meetings, events and conferences. We have many employees working remotely and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners.
Given the ongoing and dynamic nature of the pandemic, it is difficult to predict the full impact on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when and whether the pandemic can be controlled or abated. Further, while jurisdictions in which we operate have gradually allowed the reopening of businesses and other organizations, and removed the sheltering restrictions, those actions can be reversed, and it is premature to assess whether such reopening will result in a meaningful increase in economic activity and the impact of such actions on further COVID-19 cases. As the result of the pandemic and the related adverse local and national economic consequences, we could be subject to the following risks, among others, any of which could have a material, adverse effect on our business, financial condition, liquidity and results of operations:
•demand for our products and services may decline, and we may determine that we are not able to prudently grow our loan portfolio, any of which would negatively affect our future growth and income;
•if the economy, including our business and commercial real estate borrowers and customers, is unable to substantially and successfully reopen, or if high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased provisions for credit losses and charge-offs and reduced income;
•in the event of a prolonged or more permanent shift toward a wide-spread work-remote environment, collateral for loans, especially commercial real estate, may decline in value, which could cause loan losses to increase;
•our allowance for credit losses may increase if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•a further and sustained decline in our stock price or the occurrence of other developments could, under certain circumstances, cause our management to perform impairment testing on our goodwill or other intangibles, which could require us to record an impairment charge that would adversely impact our results of operations and the ability of the Bank to pay dividends to us;
•as a result of the decline in the Federal Reserve’s target federal funds rate to near 0% (or possibly below 0% in the future), the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and reducing net income;
•uncertainties created by the pandemic, combined with the disruptions to our own business, will negatively affect our ability to execute our acquisition strategy for the foreseeable future, limiting or delaying our future growth plans;
•any negative developments in our business, financial condition, capital ratios, liquidity or results of operations could result in the elimination of or a decrease in the rate of our historical quarterly cash dividend on our common stock, and could affect our board of directors’ determination of whether to declare dividends on the Preferred Stock;
•our cyber security risks are increased as the result of an increase in the number of our employees and the employees of our third-party vendors and partners working remotely;
•we rely on third party vendors and partners for certain services, and the unavailability of a critical service due to the COVID-19 pandemic, including as a result of any heightened cyber-related risks and/or incidents such third-parties might experience, could adversely affect us;
•Local, state and federal taxes may increase as a result of deficits created by the numerous governmental support programs enacted and efforts taken to attempt to lessen the economic impact of the pandemic, which could reduce our net income; and
•FDIC premiums may increase if the agency experiences additional resolution costs.
Moreover, our future success and profitability depend substantially upon the management skills of our executive officers and directors, many of whom have held officer and director positions with us for many years. The unanticipated loss or unavailability of key employees due to the pandemic could harm our ability to operate our business or execute our business strategy. We may not be successful in finding and integrating suitable successors in the event of key employee loss or unavailability.
Any one or a combination of the factors identified above, or other factors, could materially and adversely affect our business, financial condition, results of operations and prospects.
We may be adversely affected by actions taken by the U.S. government to mitigate the impact of the COVID-19 pandemic on the U.S. economy.
The United States government has taken a number of actions to mitigate the impact of the COVID-19 pandemic on the U.S. economy. Among other steps, the Federal Reserve cut the federal funds rate in March 2020, and also lowered the interest rate on emergency lending at the discount window and lengthened the term of loans to 90 days. On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act, commonly referred to as the “CARES Act,” was signed into law, which, among other things, provided for one-time payments to individuals, strengthened unemployment insurance, additional health-care funding, loans and grants to certain businesses, and temporary amendments to the Internal Revenue Code. In addition, the CARES Act provides financial institutions the option to temporarily suspend certain requirements under GAAP related to troubled debt restructurings, which we refer to as “TDRs,” for a limited period of time to account for the effects of COVID-19. See “Part I, Note 4 — Loans” in our Quarterly Report on Form 10-Q for the for the quarter ended June 30, 2020, for further discussion of the CARES Act and its impact on TDRs.
The United States Small Business Administration, which we refer to as the “SBA,” was tapped to lead the effort to loan funds to small businesses, in conjunction with banks. The Federal Reserve and the U.S. Treasury have also responded with lending programs under the CARES Act. Further, the Federal Reserve has intervened with a number of credit facilities intended to keep the capital markets liquid.
There can be no assurance that these actions or any future interventions by the U.S. government will be successful in mitigating the impact of the COVID-19 pandemic, and it is unclear what the cumulative effect of these extraordinary actions will be on the economy as a whole and our business. In addition, many of these measures designed to support and benefit the economy, businesses and consumers during this time have expired or are set to expire in the near future, absent further affirmative action of and extension by the government. There can be no assurance that the expiration of these programs and measures will not have a material adverse effect on our customers, including our borrowers, our employees and the economies in our market areas, which, in turn, could negatively affect our business, financial condition, results of operations and growth strategy. Also, we may experience a significant increase in inflation as a result of local, state and federal deficits created as a result of the numerous governmental support efforts enacted to attempt to lessen the economic impact of the COVID-19 pandemic, which could negatively impact our business and our earnings.
We are subject to potential litigation, regulatory enforcement risk and reputation risk regarding the Bank’s participation in the Paycheck Protection Program and the risk that the SBA may not fund some or all PPP loan guaranties.
The CARES Act included a $349 billion loan program administered through the SBA referred to as the paycheck protection program (PPP). The $349 billion in funds for the PPP were exhausted on April 16, 2020. On April 27, 2020, the program was reopened with an additional $310 billion approved by Congress. Under the PPP, small businesses and other entities and individuals can apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to detailed qualifications and eligibility criteria. As of June 30, 2020, the Bank, as a participating lender, had originated loans to more than 2,000 small and mid-sized businesses under the PPP, with aggregate loan disbursements of $399.0 million.
Because of the short timeframe between the passing of the CARES Act and implementation of the PPP, some of the rules and guidance relating to PPP were issued after lenders began processing PPP applications. Also, there was and continues to be uncertainty in the laws, rules and guidance relating to the PPP. Since the opening of the PPP, several banks have been subject to litigation regarding the procedures used in processing PPP applications. In addition, some banks and borrowers have received negative media attention associated with PPP loans. Although we believe that we have administered the PPP in accordance with all applicable laws, regulations and guidance, we may be exposed to litigation risk and negative media attention our participation in the PPP. Any financial liability, litigation costs or reputational damage caused by PPP-related litigation or media attention could have a material adverse impact on our business, financial condition, and results of operations.
The PPP has also attracted interest from federal and state enforcement authorities, oversight agencies, regulators, and Congressional committees. State Attorneys General and other federal and state agencies may assert that they are not subject to the provisions of the CARES Act and the PPP regulations entitling the Bank to rely on borrower certifications, and take more aggressive action against the Bank for alleged violations of the provisions governing the Bank’s participation in the PPP. Federal and state regulators can impose or request that we consent to substantial sanctions, restrictions and requirements if they determine there are violations of laws, rules or regulations or weaknesses or failures with respect to general standards of safety and soundness, which could adversely affect our business, reputation, results of operation and financial condition.
The Bank also has credit risk on PPP loans if the SBA determines that there is a deficiency in the manner in which any loans were originated, funded or serviced by the Bank, including any issue with the eligibility of a borrower to receive a PPP loan. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which the PPP loan was originated, funded or serviced by the Bank, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty or, if the SBA has already paid under the guaranty, seek recovery of any loss related to the deficiency from the Bank.
Risks Relating to the Preferred Stock and the Depositary Shares
You are making an investment decision with regard to the depositary shares as well as the Preferred Stock.
As described in this prospectus supplement, we are issuing fractional interests in shares of Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities before making an investment decision.
The Preferred Stock and the depositary shares are rated below investment grade; any downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Preferred Stock, could negatively impact the trading price of the depositary shares and could increase the cost of our funding from the capital markets.
A major credit rating agency evaluates Level One Bancorp, Inc. and its bank, and its ratings are based on a number of factors, including financial strength and conditions affecting the financial services industry generally. The Preferred Stock is rated below investment-grade, and there can be no assurance that it will be rated investment grade in the future or otherwise be upgraded. Further, the depositary shares will be subject to a higher risk of price volatility than similar, higher-rated securities. Increases in our leverage, deterioration in our financial condition, deteriorating outlooks for our business or volatile markets could lead to significant deterioration in market prices of below-investment grade rated securities, such as the depositary shares.
A rating is not a recommendation to purchase, sell or hold any particular security, including the Preferred Stock and the depositary shares. Ratings do not reflect market prices or suitability of a security for a particular investor and may not reflect all risks related to us, our business or the structure or market value of the Preferred Stock and the depositary shares. Ratings only reflect the views of the issuing rating agency or agencies, and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Any real or anticipated downgrade, suspension or withdrawal of our credit ratings could negatively impact the trading price of the depositary shares in any secondary market, or limit our access to the capital markets or short-term funding or increase our financial costs and thereby adversely affect our financial condition and liquidity.
The Preferred Stock is an equity security and is subordinate to all of our and our subsidiaries’ existing and future indebtedness.
Shares of the Preferred Stock are equity interests in Level One Bancorp, Inc. and do not constitute indebtedness. As such, shares of the Preferred Stock and the depositary shares rank junior to all existing and future indebtedness of and other non-equity claims on Level One with respect to assets available to satisfy those claims. In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Preferred Stock and the depositary shares only after all of our liabilities have been paid.
The Preferred Stock and the depositary shares effectively rank junior to all existing and future liabilities of our subsidiaries. Our right to participate in any distribution of the assets of our subsidiaries upon any liquidation, reorganization, receivership or conservatorship of any subsidiary (and thus the ability of the holder of the Preferred Stock and the holders of the depositary shares to benefit indirectly from such distribution) will rank junior to the prior claims of that subsidiary’s creditors and equity holders. In the event of our bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Preferred Stock and the depositary shares then outstanding.
As of June 30, 2020, the long-term indebtedness and obligations of Level One Bancorp, Inc. totaled $499.4 million, including $1.3 million of outstanding secured borrowings, $183.2 million of advances from the Federal Home Loan Bank, which we refer to as the “FHLB,” $270.4 million in Federal Reserve Bank (FRB) borrowings under the PPPLF and subordinated notes totaling $44.5 million. We may also incur additional indebtedness in the future. The Preferred Stock and the depositary shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “— The holder of the Preferred Stock, and therefore the holders of the depositary shares, will have limited voting rights.” Further, our existing and future indebtedness may restrict the payment of dividends on the Preferred Stock and the depositary shares.
The Preferred Stock and the depositary shares may rank junior in rights and preferences to our future preferred stock.
The Preferred Stock and the depositary shares will rank on parity with any other series of preferred stock that we may issue if the terms of such series provide that such preferred stock ranks equally with the Preferred Stock. Subject to approval by at least two-thirds of the outstanding shares of our preferred stock, voting separately as a single class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Stock. The terms of any such future preferred stock expressly senior to the Preferred Stock and the depositary shares may restrict dividend payments on the Preferred Stock and the depositary shares.
Dividends on the Preferred Stock are non-cumulative and discretionary. If we do not declare dividends on the Preferred Stock, holders of the depositary shares will not be entitled to receive related distributions on their depositary shares.
Dividends on the Preferred Stock are non-cumulative and discretionary. Consequently, if our board of directors or a duly authorized committee of our board of directors does not declare a dividend for any dividend period, the holder of the Preferred Stock, and therefore the holders of the depositary shares, will not be entitled to receive a dividend for such period, and such undeclared dividend will not accrue and be payable. We will have no obligation to pay dividends for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Preferred Stock. Our board of directors may determine that it would be in our best interests to pay less than the full amount of the stated dividends on the Preferred Stock or no dividend for any dividend period even if funds are available. Factors that would be considered by our board of directors in making this determination include our earnings, financial condition and capital needs, our ability to service any equity or debt obligations senior to the Preferred Stock, any credit agreements to which we are a party, the impact of current and pending legislation and regulations, economic conditions, tax considerations and such other factors as our board of directors may deem relevant.
Our ability to pay dividends on, redeem or repurchase the Preferred Stock may be limited by the terms of our other outstanding securities, including our subordinated notes, and by the terms of our debt instruments, and by Michigan law.
The payment of dividends on the Preferred Stock is also subject to restrictions arising under the terms of our outstanding subordinated notes. Subject to certain exceptions, the terms of our outstanding subordinated notes prohibit us from declaring or paying any dividends or distributions on our capital stock, including the Preferred Stock, and therefore the depositary shares, or redeeming, purchasing, acquiring, or making a liquidation payment on our capital stock, at any time when we have failed to make any required payment of principal or interest on the subordinated notes or under certain other circumstances set forth in the documents governing the subordinated notes. In addition, our ability to pay dividends on the Preferred Stock, and therefore the depositary shares, is subject to compliance with the terms of our other debt instruments. Without notice to or consent from the holder of the Preferred Stock and the holders of the depositary shares, we may enter into other financing agreements that limit our ability to purchase or to pay cash dividends on our capital stock, including the Preferred Stock, and therefore the depositary shares.
In addition, as a Michigan corporation, we are subject to restrictions on payments of dividends out of lawfully available funds, which, in the case of the Preferred Stock, would apply if, after giving effect to a dividend on the Preferred Stock, either (i) we would not be able to pay our debts as the debts become due in the usual course of business, or (ii) Level One’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Level One were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the Preferred Stock.

Our ability to pay dividends on, redeem or repurchase the Preferred Stock depends upon the results of operations of our subsidiaries and may be limited by regulatory considerations.
We are a non-operating holding company, whose principal assets and source of income are our investments in our subsidiaries, including Level One Bank, our wholly owned bank subsidiary. We rely primarily on dividends from these subsidiaries to provide funds for payment of dividends to our shareholders, to the extent declared by our board of directors. There are various federal and state law and regulatory limitations on the extent to which the Bank can declare and pay dividends to us, including minimum regulatory capital requirements, federal and state banking law requirements concerning the payment of dividends out of net profits or surplus and general regulatory oversight to prevent unsafe or unsound practices. These various federal and state law limitations on the extent to which the Bank can declare and pay dividends to us may adversely change in the future. See “Item 1. Business — Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2019 and “Item 1A. Risk Factors — The Company and the Bank are subject to stringent capital and liquidity requirements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 for a discussion of regulatory and other restrictions on our ability to declare and pay dividends. If the Bank or our other subsidiaries are unable to provide us with cash dividends over time, we could be unable to pay dividends to the holder of our Preferred Stock, which would have a corresponding effect on distributions on the depositary shares.
Investors do not have any redemption rights, and we are not required to exercise our rights to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.
The Preferred Stock is perpetual and does not have any maturity date. We are not required to redeem the Preferred Stock. The Preferred Stock is not redeemable at the option of the holder. By its terms, the Preferred Stock may be redeemed by us at our option in whole or in part, on any dividend payment date on and after August 15, 2025, or, in whole but not in part, at any time within 90 days of the occurrence of certain changes relating to the regulatory capital treatment of the Preferred Stock, as described below under the heading “Description of Preferred Stock — Redemption Following a Regulatory Capital Treatment Event.” Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our results of operations, financial condition and capital position, including for bank regulatory capital ratio purposes, the composition of our shareholders’ equity and general market conditions at that time. In addition, our right to redeem the Preferred Stock is subject to limitations established by the Federal Reserve’s guidelines applicable to bank holding companies, and under current regulatory rules and regulations we would need regulatory approval to redeem the Preferred Stock. Our ability to redeem the Preferred Stock may also be limited by the terms of our agreements governing our existing and future indebtedness. We cannot guarantee that the Federal Reserve would approve any redemption of the Preferred Stock that we may propose.

Shares of the Preferred Stock may be redeemed at our option at any time, including prior to August 15, 2025, at any time within 90 days following the occurrence of a regulatory capital treatment event.
Subject to any required approval of the Federal Reserve, at our option, we may redeem shares of the Preferred Stock in whole but not in part, at any time within 90 days following the occurrence of a regulatory capital treatment event, such as a change or proposed change in law or regulation on or after the date hereof with respect to whether the Preferred Stock would qualify as an additional Tier 1 capital instrument. Although the terms of the Preferred Stock have been established to satisfy the criteria for additional Tier 1 capital instruments consistent with Basel III as set forth in the final rules issued by the U.S. federal banking regulators, it is possible that the Preferred Stock may not satisfy the criteria set forth as a result of official administrative or judicial decisions, actions or pronouncements interpreting those rules and announced after the issuance of the Preferred Stock, or as a result of future changes in law or regulations. Therefore, a regulatory capital treatment event could occur whereby we would have the right, subject to prior Federal Reserve approval, to redeem the Preferred Stock in accordance with its terms.
The holder of the Preferred Stock, and therefore the holders of the depositary shares, will have limited voting rights.
The holder of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting shareholders. The holder of the Preferred Stock will have voting rights only as specifically required by the terms of the Preferred Stock and by applicable law, as described below under the heading “Description of Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock, as described below under the heading “Description of Depositary Shares —Voting the Preferred Stock.”
An active trading market for the depositary shares does not exist and may not develop and the market price and liquidity of the depositary shares may be adversely affected.
Prior to this offering, there has been no public market for the depositary shares. We have applied to list the depositary shares on the Nasdaq Global Select Market. However, there is no guarantee that we will be able to list the depositary shares. If the application is approved, we expect trading of the depositary shares on the Nasdaq Global Select Market to begin within the 30-day period after the original issuance date. Even if the depositary shares are listed, there can be no assurance that an active trading market for the depositary shares will develop, or, if developed, that an active trading market will be maintained. The underwriter is not obligated to make a market in the depositary shares and if an active market is not developed or sustained, the market price and liquidity of the depositary shares may be adversely affected.
General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.
Future trading prices of the depositary shares will depend on many factors, including:
•whether we declare or fail to declare dividends on the Preferred Stock from time to time;
•our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;
•our creditworthiness;
•the ratings given to our securities by credit rating agencies, including the rating given to the Preferred Stock;
•prevailing interest rates;
•economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and
•the market for similar securities.
Holders of depositary shares may not be entitled to the dividends-received deduction or preferential tax rates applicable to qualified dividend income.
Distributions paid to corporate U.S. holders of the depositary shares may be eligible for the dividends-received deduction for U.S. federal income tax purposes and distributions paid to non-corporate U.S. holders of the depositary shares may be subject to U.S. federal income tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future taxable years for the distributions on the Preferred Stock (and related depositary shares) to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Preferred Stock (and related depositary shares) with respect to any taxable year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.
We may issue additional shares of Preferred Stock, depositary shares, or securities exercisable for, convertible into or exchangeable for our Preferred Stock, and thereby materially and adversely affect the price of the depositary shares.
We are not restricted from issuing additional shares of Preferred Stock, depositary shares, or securities exercisable for, convertible into or exchangeable for additional shares of Preferred Stock. Similarly, we are not prohibited from issuing additional shares of junior or parity stock or any class or series of our capital stock ranking senior to the Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation, dissolution or winding up, except as described under the heading “Description of Preferred Stock — Voting Rights.” If we issue any such additional securities, it may dilute the rights and voting power of the holder of the Preferred Stock and the holders of the depositary shares, and materially and adversely affect the price of the depositary shares.
Ownership of the Preferred Stock and the depositary shares may require regulatory approval or result in adverse regulatory consequences.
We are a bank holding company regulated by the Federal Reserve. Any “company” as defined in the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHC Act,” owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the BHC Act. A holder or group of holders acting in concert may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Although we do not believe the Preferred Stock and the depositary shares currently are considered “voting stock” for purposes of the BHC Act, if the Preferred Stock or the depositary shares were to become voting stock for the purposes of the BHC Act, whether because we have missed certain dividend payments, and as a result the holder of the Preferred Stock and the holders of the depositary shares, together with holders of all other classes of authorized preferred stock having equivalent voting rights, have the right to elect directors or for other reasons, a holder of 25% or more of the outstanding shares of Preferred Stock, or a lesser percentage of the outstanding shares of Preferred Stock that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHC Act. A company determined to control us under the BHC Act will be subject to ongoing regulation and supervision.
In addition, no person, including individuals or groups of individuals acting in concert may acquire “control” of us under the Change in Bank Control Act, which we refer to as the “CBC Act,” without providing prior notice to the Federal Reserve and receiving a nonobjection from the Federal Reserve.
Further, acquisitions of our voting stock above certain thresholds may be subject to prior regulatory notice or approval under the BHC Act or the CBC Act. For example, any bank holding company or foreign bank that is subject to the BHC Act may need approval to acquire or retain more than 5% of the then-outstanding shares in a class of voting stock, and any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the shares in a class of voting stock. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the BHC Act or the CBC Act.
Under either the BHC Act or the CBC Act, a regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.
An investment in the depositary shares and the Preferred Stock is not an insured deposit.
The depositary shares and the Preferred Stock are equity securities and are not bank deposits or savings accounts and, therefore, are not insured against loss by the FDIC, by any other deposit insurance fund, or by any other public or private entity. An investment in the depositary shares and the Preferred Stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus supplement, the accompanying prospectus, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information”. As a result, if you acquire the depositary shares and the Preferred Stock, you will be at risk of losing some or all of your investment.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $23.5 million, or approximately $27.1 million if the underwriter exercises its overallotment option in full, in each case after deducting the underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support our growth, acquisitions or other business combinations, and reducing existing debt. Accordingly, we will retain broad discretion over the use of these net proceeds.
The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

CAPITALIZATION

The following table shows our capitalization, on a consolidated basis, at June 30, 2020:

•on an actual basis; and
•on an adjusted basis to give effect to the issuance and sale of the depositary shares in this offering (after deducting underwriting discounts and commissions and estimated offering expenses).

This table should be read in conjunction with “Summary — Summary Selected Consolidated Financial Information” in this prospectus supplement, and our unaudited interim consolidated financial statements and the notes thereto and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information."

	As of June 30, 2020
(dollars in thousands)	Actual	As Adjusted
	(unaudited)
Long Term Debt
Secured borrowing due 2022	$1,340	$1,340
FHLB advances (1)	183,229	183,229
FRB Borrowing (2)	270,437	270,437
Subordinated notes due in 2025 and 2029 (3)	44,457	44,457

Shareholders’ Equity
Preferred stock, no par value; 50,000 shares authorized:
Series B Preferred Stock, $2,500 liquidation preference per share, no shares outstanding (actual) and 10,000 shares outstanding (as adjusted)	—	23,535
Common stock, no par value; 20,000,000 shares authorized; 7,734,322 shares outstanding	89,175	89,175
Retained earnings	83,824	83,824
Accumulated other comprehensive income, net of tax	7,260	7,260
Total shareholders’ equity	$180,259	$203,794

Capital Ratios
Common equity tier 1 to risk-weighted assets	8.76%	8.76%
Tier 1 capital to risk-weighted assets	8.76	10.30
Total capital to risk-weighted assets	12.81	14.35
Tier 1 capital to average assets (leverage ratio)	6.21	7.30
Total shareholders’ equity to total assets	7.09	7.94
Tangible equity to tangible assets(4)	5.59	6.47

(1)Balance includes FHLB advances of $183.0 million and purchase accounting premiums of $229 thousand.
(2)The FRB borrowings have a maturity date equal to the maturity date of the respective PPP loans pledged to secure the borrowings, which is two years after the origination date of the PPP loans.
(3)Balance includes subordinated notes of $45.0 million and debt issuance costs of $543 thousand. Of these: (i) subordinated notes with $15.0 million aggregate principal amount mature on December 15, 2025 and are redeemable on or after December 15, 2020, or earlier upon the occurrence of certain events, and (ii) subordinated notes with $30.0 million aggregate principal amount mature on December 18, 2029, and are redeemable on or after December 18, 2024, or earlier upon the occurrence of certain events.
(4)See “Summary Selected Consolidated Financial Information — Non-GAAP Financial Measures,” above, for a discussion of this non-GAAP financial measure and a quantitative reconciliation to the most directly comparable measure calculated and presented in accordance with GAAP

DESCRIPTION OF PREFERRED STOCK
You should read the following description of the Preferred Stock along with the description of the general terms and provisions of our preferred stock set forth under “Description of Capital Stock — Preferred Stock” beginning on page 10 of the accompanying prospectus. This description of the Preferred Stock is qualified by the Certificate of Designation relating to the Preferred Stock, which we refer to as the “Certificate of Designation,” and where this description is inconsistent with the general description of our preferred stock contained in the accompanying prospectus or the description of the Preferred Stock in the Certificate of Designation, the Certificate of Designation will control. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our articles of incorporation, as amended, which we refer to as our “Articles of Incorporation,” including the Certificate of Designation, which will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which they form a part, and the applicable provisions of the Michigan Business Corporation Act, as amended, and federal law governing bank holding companies. As used in this section, the terms “Level One,” “we,” “us,” or “our” refer to Level One Bancorp, Inc. and not any of its subsidiaries.
General
Under our Articles of Incorporation, we are authorized to issue up to 50,000 shares of preferred stock, no par value per share, none of which are outstanding as of the date of this prospectus supplement. When issued, the Preferred Stock will constitute a single series of our authorized preferred stock, consisting of up to 11,500 shares, no par value per share, with a liquidation preference of $2,500 per share.
We are offering depositary shares representing the 10,000 shares of Preferred Stock to be issued in connection with this offering (11,500 shares of Preferred Stock if the underwriter exercises its overallotment option in full). These shares of Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable.
The depositary will be the sole holder of the Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Preferred Stock shall mean the depositary. However, the holders of depositary shares are entitled, through the depositary, to exercise the rights and preferences of the holder of the Preferred Stock, as described under “Description of Depositary Shares.”
The Preferred Stock will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution, or winding-up, (i) senior to our common stock and to each class or series of our capital stock we may issue in the future the terms of which do not expressly provide that it ranks on parity with or senior to the Preferred Stock as to dividend and distribution rights and rights on our liquidation, dissolution or winding-up, which we refer to collectively as the “junior stock,” and (ii) on parity with, or equally to, each class or series of our capital stock we may issue in the future the terms of which expressly provide that it ranks on parity with, or equally to, the Preferred Stock as to dividend and distribution rights and rights upon our liquidation, dissolution or winding-up, which we refer to collectively as “parity stock.”
We will not be entitled to issue any class or series of our capital stock, the terms of which provide that such class or series will rank senior to the Preferred Stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding-up, without the approval of the holders of at least two-thirds of the shares of our Preferred Stock then outstanding and any class or series of parity stock upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “—Voting Rights.”
We may, however, from time to time, without notice to or consent from holders of the Preferred Stock, re-open this series and issue additional shares of Preferred Stock and a corresponding number of additional depositary shares, provided, that if any such additional depositary shares are not fungible for U.S. federal income tax purposes with the depositary shares offered in this offering, such additional depositary shares will be issued with a separate CUSIP or other identifying number. All such additional shares of Preferred Stock would be deemed to form a single series with the shares of Preferred Stock relating to the depositary shares offered hereby. In addition, we may, from time to time, without notice to or consent from holders of the Preferred Stock, create and issue parity stock and junior stock. As of the date of this prospectus supplement, no class or series of our capital stock is outstanding, except for our common stock.
In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

Further, the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.
The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities. The Preferred Stock will not be subject to any sinking fund or any other obligation of us to redeem or repurchase the Preferred Stock. The Preferred Stock does not have a stated maturity date and will be perpetual unless redeemed at our option. The holder of the Preferred Stock will have no preemptive rights.
Dividends
Under Michigan law, we may pay dividends on the Preferred Stock only if, after giving effect to the dividend, (i) we would be able to pay our debts as the debts become due in the usual course of business, and (ii) our total assets would be greater than or equal to the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the holder of the Preferred Stock. When the need to make these determinations arises, our board of directors will determine them in accordance with Michigan law.
Dividends on the Preferred Stock are discretionary and are not cumulative, and will accrue and be payable only when, as and if declared by our board of directors or a duly authorized committee of our board of directors out of legally available funds, on a non-cumulative basis on the $2,500 per share liquidation preference, at a rate equal to 7.50% per annum for each quarterly dividend period from the issue date.
Dividends will be paid quarterly, in arrears on February 15, May 15, August 15 and November 15 of each year commencing on November 15, 2020, each of which we refer to as a “dividend payment date,” with respect to the dividend period, or portion thereof, ending on the day preceding the respective dividend payment date. A “dividend period” means each period commencing on (and including) a dividend payment date and continuing to (but not including) the next succeeding dividend payment date, except that the first dividend period for the initial issuance of the Preferred Stock will commence upon the issue date, which is expected to be August 13, 2020, to but excluding November 15, 2020. Each dividend is payable to holders of record as they appear on our share transfer records at the close of business on the 15th calendar day of the month in which the relevant dividend payment date occurs or such other date, not exceeding 30 calendar days or less than 15 calendar days before the applicable dividend payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors.
Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a dividend payment date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Preferred Stock for the applicable dividend period, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of the Preferred Stock).
A “business day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or Farmington Hills, Michigan are generally required or authorized by law to be closed.
Dividends on the Preferred Stock are non-cumulative. If for any reason our board of directors or a duly authorized committee of our board does not declare cash dividends on the Preferred Stock for a dividend period (or if less than full dividends for any dividend period are declared), we will have no obligation to pay any dividends or any additional dividends, as applicable, for that dividend period, whether or not our board of directors or a duly authorized committee of our board declares dividends on the Preferred Stock for any subsequent dividend period.
We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We are also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the dividends on the Preferred Stock that are payable as described above.
As a bank holding company, our ability to pay dividends on the Preferred Stock also is subject to rules and guidelines of the Federal Reserve related to capital adequacy and serving as a source of financial strength to the Bank. As a result, no dividends will be declared or paid on the Preferred Stock on one or more dividend payment dates, or at any other time, if such dividend is restricted or prohibited by law or if we have, with respect to payment of such dividend, not received any requisite regulatory approval.
There is no sinking fund with respect to dividends.

Dividend Stopper
If full dividends on all outstanding shares of the Preferred Stock for the most recently completed dividend period have not been declared and paid or declared and set aside for payment, we will be prohibited from declaring or paying dividends (other than a dividend payable solely in junior stock) or other distributions with respect to, or redeeming, purchasing or acquiring any of, our junior stock during the next succeeding dividend period, other than:
•redemptions, purchases or other acquisitions of junior stock in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;
•any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and
•conversions into or exchanges for other junior stock and cash solely in lieu of fractional shares of the junior stock.
If dividends for any dividend payment date are not paid in full on the shares of the Preferred Stock and there are issued and outstanding shares of parity stock for which such dividend payment date is also a scheduled dividend payment date, then all dividends declared on shares of the Preferred Stock and such parity stock on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the Preferred Stock and all such parity stock otherwise payable on such dividend payment date (subject to their having been declared out of legally available funds by our board of directors or a duly authorized committee of our board of directors and including, in the case of any such parity stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on our junior stock, which includes our common stock, from time to time out of any assets legally available for such payment, and the holder of the Preferred Stock or parity stock will not be entitled to participate in any such dividend.
Maturity
The Preferred Stock is perpetual and does not have a maturity date. We are not required to redeem the Preferred Stock. Accordingly, the Preferred Stock and related depositary shares will remain outstanding indefinitely, unless and until we decide to redeem the Preferred Stock.
Redemption
The Preferred Stock is redeemable by us, in whole or in part, from time to time, at our option on any dividend payment date on or after August 15, 2025, at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without accumulation of undeclared dividends. Neither the holder of Preferred Stock nor the holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock or the depositary shares.
Redemption Following a Regulatory Capital Treatment Event
The Preferred Stock is redeemable by us, in whole but not in part, at any time within 90 days following a regulatory capital treatment event at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. A “regulatory capital treatment event” means our good-faith determination that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Preferred Stock; (ii) any proposed change in those laws, rules or regulations that is announced after the initial issuance of any share of the Preferred Stock; or (iii) any official administrative or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of the Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preferences of the shares of Preferred Stock then outstanding as “Additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy standards of Federal Reserve Regulation Q, 12 C.F.R. Part 217 (or, as and if applicable, the successor capital adequacy guidelines, rules or regulations of the Federal Reserve or the capital adequacy guidelines, rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

The Preferred Stock is not subject to any sinking fund or other obligation to redeem, repurchase or retire the Preferred Stock.
Redemption Procedures
If we determine to redeem shares of the Preferred Stock, notice of redemption will be given by first class mail to the holders of record of the Preferred Stock to be redeemed, mailed at least 30 days and not more than 60 days before the date fixed for redemption (provided that, if the depositary shares are held in book-entry form through The Depository Trust Company, which we refer to as “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of shares of Preferred Stock to be redeemed and, if less than all the shares of a holder are to be redeemed, the number of such shares to be redeemed from such holder;
•the redemption price;
•the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and
•that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of the Preferred Stock has been duly given and if the funds necessary for such redemption have been deposited by us for the benefit of the holder of shares of the Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of the Preferred Stock, such shares of the Preferred Stock shall no longer be deemed outstanding and all rights of the holder of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without accumulation of any undeclared dividends. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to the Preferred Stock. Any notice of redemption, once given, will be irrevocable.
In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be equitable and permitted by the rules of DTC and any stock exchange on which the Preferred Stock or related depositary shares are listed. Subject to the provisions hereof, our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Preferred Stock shall be redeemed from time to time.
Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors—Risks Relating to the Preferred Stock and the Depositary Shares.” Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable at our election or on any particular date after it becomes redeemable at our election. Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve (including any successor bank regulatory authority that may become our appropriate federal banking agency) and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become our appropriate federal banking agency) applicable to redemption of the Preferred Stock.
Neither the holder of the Preferred Stock nor the holders of the depositary shares have the right to require us to redeem or repurchase the Preferred Stock or depositary shares.
Liquidation Rights
In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holder of the Preferred Stock at the time outstanding is entitled to receive liquidating distributions in the amount of $2,500 per share of the Preferred Stock (equivalent to $25 per depositary share), plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation without accumulation of any undeclared dividends, out of assets legally available for distribution to our shareholders, before any distribution of assets is made to the holders of our common stock or any other junior stock. After payment of the full amount of such liquidating distributions, the holder of the Preferred Stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.
In the event that our assets available for distribution to shareholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Preferred Stock and the corresponding amounts payable on any parity stock, the holders of the Preferred Stock and the holder of such other parity stock will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
For such purposes, our merger with or into any other entity, the merger of any other entity with or into us, our conversion into another entity, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.
Voting Rights
Except as indicated below, or as otherwise provided by Michigan law, the holder of the Preferred Stock does not have any voting rights.
Right to Elect Two Directors upon Non-Payment of Dividends. If and when the dividends on the Preferred Stock or on any other class or series of our parity stock that has voting rights equivalent to those of the Preferred Stock, have not been declared and paid in full for at least six dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. In that case, the holder of the Preferred Stock and the holders of all other classes and series of parity stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, are entitled to elect the two additional members of our board of directors, which we refer to as the “Preferred Stock Directors,” at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the Preferred Stock and any parity stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market, or any other exchange on which our securities may be listed, that listed companies must have a majority of independent directors. In addition, our board of directors shall at no time have more than two Preferred Stock Directors.
At any time after this voting power has vested as described above, our Corporate Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of the Preferred Stock and such parity stock (addressed to the Corporate Secretary at our principal office) must, call a special meeting of the holders of Preferred Stock and such parity stock for the election of the Preferred Stock Directors; provided, however, that if such request is received less than 90 calendar days prior to the date fixed for the next annual or special meeting of the shareholders of the Company, such election shall be held at such next annual or special meeting. Notice for a special meeting will be given in a similar manner to that provided in our bylaws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Corporate Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the Preferred Stock may (at our expense) call such meeting, upon notice as provided in our Articles of Incorporation and as described in this section, and for that purpose will have access to our share transfer records. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination by the remaining Preferred Stock Director or if none remains in office, by the vote of the holders of record of the outstanding shares of Preferred Stock and all parity stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
Whenever full dividends have been paid or declared and set aside for payment on the Preferred Stock and any non-cumulative parity stock for at least 12 consecutive months and all dividends on any cumulative parity stock have been paid in full, then the right of the holders of the Preferred Stock and any parity stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future dividend periods, but with the number of dividend periods in which dividends have not been declared and paid being deemed to have been reset to zero), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be automatically reduced accordingly.
Other Voting Rights
So long as any shares of the Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by our Articles of Incorporation, our bylaws or Michigan law, or as may be required by the rules of the Nasdaq Global Select Market or any other securities exchange on which the depositary shares are listed, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Preferred Stock and any class or series of parity stock upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•Certain Charter Amendments. Any amendment of our Articles of Incorporation to authorize, create or designate, or increase the authorized or designated amount of, any shares of any class or series of stock ranking senior to the Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation, dissolution or winding up, as well as any amendment of our Articles of Incorporation, including the Certificate of Designation, that would alter or change the voting powers, limitations, preferences or relative rights of the Preferred Stock so as to affect them adversely; provided that the amendment of the Articles of Incorporation so as to authorize, create or designate, or to increase the authorized or designated amount of any shares of any class or series or any securities convertible into, or exercisable or exchangeable for, shares of any class or series of our stock ranking on parity with or junior to the Preferred Stock with respect to the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding-up shall not be deemed to adversely affect or change the voting powers, limitations, preferences or relative rights of the Preferred Stock; or
•Certain Mergers. (a) Any merger of us with or into any entity other than a corporation (or comparable foreign entity), or (b) any merger of us with or into any corporation (or comparable foreign entity) unless either the Preferred Stock remains outstanding following the transaction, or the holder of Preferred Stock is issued a class or series of preferred stock of the surviving or resulting corporation (or comparable foreign entity) or a corporation (or comparable foreign entity) controlling such corporation, having voting powers, preferences and special rights that are substantially identical to those of the Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited by us for the benefit of the holders of shares of Preferred Stock to effect the redemption.
Except as expressly provided in the Certificate of Designation, each holder of the Preferred Stock will have one vote per share on any matter on which the holder of the Preferred Stock is entitled to vote, including any action by written consent. The holder of Preferred Stock has exclusive voting rights on any amendment to the Certificate of Designation that would alter only the contract rights, as expressly set forth in the Certificate of Designation, of the Preferred Stock, to the fullest extent permitted by the Michigan Business Corporation Act.
Depositary, Transfer Agent and Registrar
Continental Stock Transfer & Trust Co. will serve as depositary for the depositary shares and as transfer agent and registrar for the Preferred Stock and the depositary shares.
Title
We and the transfer agent and registrar may treat the registered holder of the Preferred Stock as the absolute owner of the Preferred Stock for the purpose of making payment and for all other purposes.

DESCRIPTION OF DEPOSITARY SHARES
The following description summarizes the material terms of the depositary shares and supplements the description of the general terms and provisions of the depositary shares set forth under “Description of Capital Stock —Depositary Shares” beginning on page 10 of the accompanying prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the relevant sections of the deposit agreement and form of depositary receipt, which will be included as exhibits to documents that we file with the SEC. If any information regarding the depositary shares contained in the deposit agreement or form of depositary receipt is inconsistent with the information in this prospectus supplement or the accompanying prospectus, the information in the deposit agreement and form of depositary receipt, as applicable, will apply and supersede the information in this prospectus supplement and the accompanying prospectus. For purposes of this section, references to “we,” “us,” and “our” include only Level One Bancorp, Inc. and not any of its subsidiaries.
General
We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/100th interest in a share of our Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us and Continental Stock Transfer & Trust Co., acting as depositary. The holders of depositary shares from time to time shall be deemed to be parties to the deposit agreement and shall be bound by all of the terms and conditions thereto by their acceptance of delivery of the depositary shares to the same extent as though they had executed the deposit agreement. Subject to the terms of the deposit agreement, each holder of the depositary shares is entitled, through the depositary, to all the rights and preferences of the Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Preferred Stock those depositary shares represent.
In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books maintained by the depositary for this purpose. DTC (or its designated nominee) is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in the street name, or issued in book-entry form through DTC. You should review the special considerations that apply to indirect holders described under the heading “Book-Entry System” in this prospectus supplement.
Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriter. Copies of the forms of the deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described under the heading “Where You Can Find More Information” in this prospectus supplement.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of the Preferred Stock.
The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that (after consultation with us) it is not feasible to make a distribution, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the securities or property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.
The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares
If we redeem the Preferred Stock represented by the depositary shares, in whole or in part, as described above under “Description of the Preferred Stock—Redemption” and “Description of the Preferred Stock — Redemption Following a Regulatory Capital Treatment Event,” the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/100th of the redemption price per share payable with respect to the Preferred Stock (or $25 per depositary share), plus 1/100th of any declared and unpaid dividends, without accumulation of any undeclared dividends on the related share of the Preferred Stock.
If we redeem shares of the Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the shares to be redeemed pro rata or by lot, or by any other equitable method, in each case as we may determine. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.
Voting the Preferred Stock
Because each depositary share represents a 1/100th interest in a share of the Preferred Stock, holders of depositary receipts are entitled to 1/100th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote, as described above in “Description of the Preferred Stock—Voting Rights.”
When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will provide the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. Insofar as practicable, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing proportional interests in the Preferred Stock, it will not vote the amount of the Preferred Stock represented by such depositary shares.
Form and Notices
The Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry form through DTC, as described below in “Book-Entry System.” The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Preferred Stock.
No Preemptive or Conversion Rights
The holders of the depositary shares and the Preferred Stock do not have any preemptive or conversion rights.
Listing
We have applied to list the depositary shares on the Nasdaq Global Select Market under the symbol “LEVLP.” If the application is approved, trading of the depositary shares on the Nasdaq Global Select Market is expected to commence within 30 days of initial issuance.
Depositary, Registrar, Redemption Agent and Dividend Disbursing Agent
Continental Stock Transfer & Trust Co. will be the depositary, registrar, redemption agent and dividend disbursing agent for the depositary shares.

BOOK-ENTRY SYSTEM
The Depository Trust Company, which we refer to as “DTC,” will act as securities depositary for all of the depositary shares. We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of Cede & Co. (as DTC’s nominee) and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering. DTC or its nominee will thus be the only registered holder of the depositary receipts and will be considered the sole owner of the depositary receipts for purposes of the deposit agreement.
DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.
Clearstream Banking, société anonyme, which we refer to as “Clearstream,” has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear” has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear operator,” under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.
We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.
Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).
We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.
DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of depositary shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the depositary shares will be printed and delivered.
We have obtained the information in this section about Euroclear, Clearstream, DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC, Euroclear, or Clearstream or their respective participants or indirect participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations. The operations and procedures of DTC, Euroclear, and Clearstream are solely within the control of such settlement systems and are subject to changes by them.
“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.
“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.
“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The summary is limited to taxpayers who will hold the depositary shares as “capital assets” within the meaning of Section 1221 Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” (generally, property held for investment) and who purchase the depositary shares in the initial offering at the initial offering price. It is not a complete analysis of all the potential tax considerations relating to the depositary shares. The following summary is based upon current provisions of the Code, Treasury Regulations promulgated under the Code, and judicial decisions and administrative rulings. These authorities may be subject to change, possibly with retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service, which we refer to as the “IRS,” regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our depositary shares.

State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes (and investors therein), subchapter S corporations, retirement plans, individuals retirement accounts or other tax-advantaged accounts, controlled foreign corporations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, passive foreign investment companies, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who acquired their depositary shares pursuant to the exercise of employee stock options or otherwise acquired depositary shares as compensation or through a tax-qualified retirement plan, persons liable for the alternative minimum tax, accrual method taxpayers subject to special tax accounting rules as a result of its use of an “applicable financial statement,” traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. Each potential investor should consult with its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the depositary shares.
If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.
Beneficial owners of depositary shares will be treated as owners of the underlying Preferred Stock for U.S. federal income tax purposes.
U.S. Holders
The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. If you are not a U.S. holder, this subsection does not apply to you and you should refer to “— Non-U.S. Holders” below.
Dividends.    Distributions with respect to the depositary shares will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital and will be applied against and reduce the U.S. holder’s adjusted tax basis (but not below zero) in such depositary shares. This reduction in basis would increase any gain or reduce any loss realized by a U.S. holder on a subsequent sale, redemption or other disposition of such depositary shares. The amount of any such distribution in excess of a U.S. holder’s adjusted tax basis will be treated as gain from the sale or exchange of such depositary shares.
Distributions constituting dividend income received by a non-corporate U.S. holder in respect of the depositary shares will generally represent “qualified dividend income” that is taxable for U.S. federal income tax purposes at the preferential rates applicable to long term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied. In addition, distributions on the depositary shares constituting dividend income paid to holders that are U.S..

corporations will generally qualify for the 50% dividends-received deduction, subject to various limitations. A corporate U.S. holder may not be entitled to take the 50% dividends-received deduction in all circumstances. In addition to other applicable rules, prospective U.S. corporate investors should consider the effect of:
•Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include the depositary shares;
•Section 246(c) of the Code, which, in part, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum required holding period (generally, at least 46 days during the 91-day period beginning on the date which is 45 days before the date on which the share becomes ex-dividend with respect to such dividend); although such minimum required holding period may be longer with respect to certain dividends on the Preferred Stock); and
•Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.
Dividends that exceed thresholds in relation to your tax basis in the depositary shares could be characterized as an “extraordinary dividend” under the Code. A corporate U.S. holder will be required to reduce its tax basis (but not below zero) in the depositary shares by the nontaxed portion of any extraordinary dividend if the stock was not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.
An extraordinary dividend generally would be a dividend that:
•in the case of the Preferred Stock, equals or exceeds 5% of the corporate U.S. holder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or
•exceeds 20% of the corporate U.S. holder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within a 365-day period as one dividend.
In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. holder may elect to substitute the fair market value of the stock for its adjusted tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all shareholders or in partial liquidation of the corporation, regardless of the shareholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. holder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.
A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.
Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares.    A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the depositary shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the depositary shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.
Redemption of the Depositary Shares.    The tax treatment accorded to any redemption by us of our depositary shares from a U.S. holder can only be determined on the basis of the particular facts as to each U.S. holder of our depositary shares at the time of redemption.
In general, a U.S. holder of our depositary shares will recognize capital gain or loss measured by the difference between the amount received by the U.S. holder of such depositary shares upon the redemption and such U.S. holder’s adjusted tax basis in the depositary shares redeemed (provided the depositary shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the U.S. holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption under Section 302(b)(2) of the Code, (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder of the depositary shares under Section 302(b)(1) of the Code, or (iv) is a redemption of stock held by a non-corporate shareholder where such redemption results in a partial liquidation of us under Section 302(b)(4) of the Code. In applying these tests, there must be taken into account not only the depositary shares being redeemed, but also such U.S. holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. A U.S. holder of our depositary shares also must take into account any such securities (including options) which are considered to be owned by such U.S. holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.
If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our depositary shares will be treated as a distribution on our shares and will be taxable as described under the caption “— U.S. Holders — Dividends” above. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, you are urged to consult your own tax advisors regarding the allocation of your tax basis in the redeemed and remaining depositary shares.
Information reporting and backup withholding on U.S. holders.    Information returns will generally be filed with the IRS in connection with the payment of dividends or other distributions on the depositary shares to noncorporate U.S. holders and certain payments of proceeds to U.S. holders on the sale, exchange or redemption of the depositary shares. Additionally, such payments may be subject to backup withholding (currently at a rate of 24%) unless such U.S. holders (a) comes within certain exempt categories and, when required, demonstrates this fact in the manner required, or (b) in the time and manner required by the IRS, provides a correct taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the IRS in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.
Information returns will generally be filed with the IRS in connection with the payment of dividends on the depositary shares to U.S. holders and certain payments of proceeds to U.S. holders on the sale or redemption of the depositary shares, unless the U.S. holder is an exempt recipient, such as a corporation.
Medicare Tax.    A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the depositary shares.
Non-U.S. Holders
The discussion in this section is addressed to non-U.S. holders of the depositary shares. For this purpose, a non-U.S. holder is a beneficial owner of depositary shares other than a U.S. holder, as defined above, or entity or arrangement that is treated as a partnership for U.S. federal income tax purposes. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as those special classes of holders described in the initial paragraph under “Material U.S. Federal Income Tax Considerations” above, nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be treated as resident aliens, corporations that are treated as domestic personal holding companies, controlled foreign corporations, or passive foreign investment companies and foreign holders that are owned or controlled by U.S. holders. Persons considering the purchase of depositary shares should consult their own tax advisors regarding the application of U.S. federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction or under an applicable income tax treaty.
Dividends.    Generally, dividends paid to a non-U.S. holder with respect to the depositary shares will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty provided the non-U.S. holder furnishes a properly completed applicable IRS Form W-8 (or suitable successor or substitute form) certifying that such holder is eligible for treaty benefits. However, dividends that are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States, and where an applicable income tax treaty so provides are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual rates or the corporate rate. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.
A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares.    A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the depositary shares so long as:
•the gain is not effectively connected with a U.S. trade or business of the non-U.S. holder (or if an income tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder);
•in the case of a nonresident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met); or
•the depositary shares do not constitute U.S. real property interests in a “U.S. real property holding corporation,” which we refer to as a “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares. We do not believe that we currently are a USRPHC or that we will become one in the future.
If such gain is effectively connected with a U.S. trade or business of a non-U.S. holder (or if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on the net gain derived from the disposition at the applicable individual or corporate rates. In the case of a non-U.S. holder that is a corporation, such corporation may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. If the non-U.S. holder is a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met), the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the disposition (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses, if any (even though the non-U.S. holder is not considered a resident of the United States) for the taxable year, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
As discussed above under “— U.S. Holders – Redemption of the Depositary Shares,” an amount paid to a holder of depositary shares in connection with a redemption of the depositary shares may, under certain circumstances, be treated as a dividend. In that case, the payment would be subject to the rules for dividends described under “— Non-U.S. Holders —Dividends.”
Information reporting and backup withholding on non-U.S. holders.    Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding (currently at a rate of 24%) will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor the appropriate IRS Form W-8 (or suitable successor or substitute form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.
Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares by a non-U.S. holder is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on the appropriate IRS Form W-8 (or suitable successor or substitute form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the depositary shares if such sale is effected through a foreign office of a broker. Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstance.
Foreign Account Tax Compliance Act (FATCA)
FATCA generally imposes a 30% withholding tax on (i) payments of dividends on depositary shares and (ii) subject to the proposed Treasury Regulations discussed below, the gross proceeds from the sale or other disposition of depositary shares that produce U.S. source dividends (including the sale, exchange, redemption, retirement or other disposition of the depositary shares), in each case to certain foreign financial institutions that fail to certify their FATCA status and to investment funds and non-financial foreign entities if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied.
In the case of payments made to a “foreign financial institution” (generally including an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the United States government, which we refer to as a “FATCA Agreement,” or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, which we refer to as an “IGA,” in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding United States account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” United States owners (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” United States owners. If the depositary shares are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of dividends and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA.
Treasury Regulations proposed in December 2018 eliminate FATCA withholding on the gross proceeds from a sale or other disposition of instruments, such as the depositary shares, that produce U.S. source dividends. In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.
You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the depositary shares.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS AN OVERVIEW OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO YOU. THUS, YOU ARE STRONGLY ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES RESULTING FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the Preferred Stock by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA,” (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code (iii) plans subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to ERISA or Section 4975 of the Code, which we collectively refer to as Similar Laws, and (iv) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans or arrangements, each of which we refer to as a “Plan.”
Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the Preferred Stock. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.
Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under Section 3(14) of ERISA or “disqualified persons” under Section 4975 of the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA that have not made an election under Section 410(d) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.
Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the Preferred Stock were acquired by an ERISA Plan with respect to which any underwriter or we or any of our affiliates are a party in interest or a disqualified person. For example, if any underwriter or we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or, in our case, by reason of our ownership of a subsidiary), the purchase of any Preferred Stock by a Plan could result in a sale or exchange that is prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code, unless exemptive relief were available under an applicable exemption (see below).
The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Preferred Stock. Those class exemptions include:
•PTCE 96-23 — for certain transactions determined by in-house asset managers;
•PTCE 95-60 — for certain transactions involving insurance company general accounts;
•PTCE 91-38 — for certain transactions involving bank collective investment funds;
•PTCE 90-1 — for certain transactions involving insurance company pooled separate accounts; and
•PTCE 84-14 — for certain transactions determined by independent qualified professional asset managers.
In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a party in interest or disqualified person, provided that the party in interest is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the Plan or having a relationship to a service provider to the Plan and provided, further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”). No assurance can be made that all of the conditions of any such exemption will be satisfied.
Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the Preferred Stock by a Plan, the Preferred Stock may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws. Any purchaser or holder of the Preferred Stock or any interest in the Preferred Stock will be deemed to have represented by its purchase and holding of the Preferred Stock that either:
•it is not a Plan and is not purchasing the Preferred Stock or interest in the Preferred Stock on behalf of or with the assets of any Plan; or

•its purchase, holding and disposition of the Preferred Stock or interest in the Preferred Stock will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.
In addition, any purchaser that is a Plan or that is acquiring the Preferred Stock on behalf of a Plan, including any fiduciary purchasing on behalf of a Plan, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Preferred Stock that neither the Company, the Agents, the underwriter nor any of their respective affiliates, which we refer to collectively as the “Seller,” is a “fiduciary” (under Section 3(21) of ERISA or with respect to a governmental, church, or foreign plan under any substantially similar applicable law, or Similar Law, or regulation) with respect to the acquisition, holding or disposition of the Preferred Stock, or as a result of any exercise by the Seller of any rights in connection with the Preferred Stock.
Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the Preferred Stock on behalf of or with the assets of any Plan consult with its legal counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of the Preferred Stock, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the Preferred Stock by the Plan are entitled to full exemptive relief thereunder. Purchasers of the Preferred Stock have exclusive responsibility for ensuring that their purchase of the Preferred Stock does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws.
Nothing herein shall be construed as, and the sale of the Preferred Stock to a Plan is in no respect, a representation by us or the underwriter that any investment in the Preferred Stock would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.
The foregoing is merely a summary, and should not be construed as legal advice or as being complete in all relevant respects.

UNDERWRITING
We are offering the depositary shares described in this prospectus supplement through an underwriter. We have entered into an underwriting agreement dated August 10, 2020, with Piper Sandler & Co. (“Piper Sandler” or the “underwriter”). In the underwriting agreement, we have agreed to sell to Piper Sandler, and it has agreed to purchase from us, the number of depositary shares, each representing a 1/100th interest in a share of the Preferred Stock, shown opposite its name below, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Name	Number of Depositary Shares
Piper Sandler & Co.	1,000,000
Total	1,000,000
The obligations of the underwriter under the underwriting agreement are subject to the satisfaction of certain conditions described in the underwriting agreement. The underwriter has agreed to purchase all of the depositary shares if any of them are purchased, however, the underwriter is not required to take or pay for the depositary shares covered by the underwriter’s option to purchase additional depositary shares that is described below.
The underwriter proposes to offer the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriter may sell the depositary shares to certain dealers at a price that represents a concession not in excess of $0.50 per depositary share. Any such dealers may reallow to certain other dealers a concession not in excess of $0.45 per depositary share. After the initial public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriter.
We have granted to the underwriter an option to purchase from us up to 150,000 additional depositary shares at the public offering price less the underwriting discount. The underwriter may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments.
The following table shows the per depositary share and total underwriting discounts to be paid to the underwriter in connection with this offering. The information assumes either no exercise or full exercise by the underwriter of the option to purchase up to an additional 150,000 depositary shares in this offering.

	No Exercise	Full Exercise
Per Share	$1.00	$1.00
Total	$1,000,000	$1,150,000
We estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately $465,000. We have agreed to reimburse the underwriter for up to $125,000 of its reasonable out-of-pocket expenses incurred in connection with the offering, and certain other expenses incurred by the underwriter.
Under the terms of the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute in respect of those liabilities.
Prior to this offering, there has been no public market for the depositary shares. We have applied to list the depositary shares on the Nasdaq Global Select Market under the symbol “LEVLP.” If the application is approved, trading of the depositary shares on the Nasdaq Global Select Market is expected to begin within 30 days after the date of initial delivery of the depositary shares. The underwriter has advised us that it presently intends to make a market in the depositary shares. However, the underwriter is not obligated to do so and may discontinue making a market in the depositary shares at any time without notice. The Preferred Stock will not be listed, and we do not expect that there will be any trading market for the Preferred Stock, except as represented by depositary shares.
In connection with the offering of the depositary shares, the underwriter may engage in overallotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. The underwriter may enter bids for, and purchase, depositary shares in the open market in order to stabilize the price of the depositary shares. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the depositary shares in the offering if the syndicate repurchases previously distributed depositary shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the depositary shares to be higher than it would otherwise be. Neither we nor the underwriter make any representation that the underwriter will engage in overallotment, stabilizing transactions, or syndicate covering transactions or that such transactions, once commenced, will not be discontinued without notice.
No Sales of Similar Securities
We have agreed for a period from the date of this prospectus supplement through and including the date which is 30 days after the date hereof that we will not, without the prior written consent of Piper Sandler, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any of our securities that are substantially similar to the depositary shares, whether owned as of the date of this prospectus supplement or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the depositary shares or such other securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any depositary shares or such other securities, in cash or otherwise.
Other Relationships
The underwriter and certain of its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates for which they received, or may in the future receive, customary fees and expenses.
In addition, in the ordinary course of its various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and such investment and securities activities may involve securities and/or instruments of the Company or its affiliates. If the underwriter or its affiliates have a lending relationship with us, they may hedge their credit exposure to us consistent with its customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares, or the securities of our affiliates. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Alternative Settlement Cycle
We expect that delivery of the depositary shares will be made against payment therefor on or about August 13, 2020, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares prior to the second business day preceding the delivery of the depositary shares hereunder will be required, by virtue of the fact that the depositary shares initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the depositary shares who wish to trade the depositary shares prior to their date of delivery hereunder should consult their advisors.
Selling Restrictions
The underwriter has represented and agreed that it has not and will not offer, sell, or deliver the depositary shares, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the depositary shares, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

LEGAL MATTERS
The validity of the depositary shares offered hereby will be passed upon for Level One by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Certain legal matters related to the offering will be passed upon for the underwriter by Vedder Price P.C., Chicago, Illinois.
EXPERTS
Our consolidated financial statements as of and for the year ended December 31, 2019 have been audited by Plante & Moran, PLLC, independent registered public accounting firm, and are incorporated by reference herein and in the registration statement in reliance upon the report of Plante & Moran, PLLC, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Our consolidated financial statements as of December 31, 2018, and for the years ended December 31, 2018 and 2017, have been audited by Crowe LLP, independent registered public accounting firm, and incorporated by reference herein and in the registration statement in reliance upon the report of Crowe LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Ann Arbor Bancorp, Inc. as of and for the years ended December 31, 2018 and 2017 have been audited by Andrews Hooper Pavlik PLC, independent registered public accounting firm, and incorporated by reference herein and in the registration statement in reliance upon the report of Andrews Hooper Pavlik PLC, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
$100,000,000

Debt Securities, Common Stock, Preferred Stock, Depositary Shares,
Warrants, Stock Purchase Contracts, Stock Purchase Units and
Hybrid Securities Combining Elements of the Foregoing

This prospectus relates to the potential offer and sale by Level One Bancorp, Inc., in one or more offerings, of debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and hybrid securities combining elements of the foregoing. In addition, certain other persons to be identified in a prospectus supplement may offer and sell our securities. We will not receive any proceeds from any sale of securities by such persons. The aggregate initial offering price of the securities offered pursuant to this prospectus will not exceed $100,000,000.

This prospectus provides a general description of the securities we or certain selling securityholders and their successors, including transferees, which we collectively refer to as selling securityholders, may offer. Each time we sell or any selling securityholder sells securities, we will describe the specific terms of the securities offered in one or more supplements to this prospectus at the time of each offering. Those terms may include maturity, interest rate, sinking fund terms, currency of payments, dividends, redemption terms, listing on a securities exchange, amount payable at maturity, conversion or exchange rights, liquidation amount, subsidiary guarantees and subordination.

We and any selling securityholder may offer the securities on a continuous or delayed basis from time to time directly or through underwriters, dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If any offering involves underwriters, dealers or agents, we will describe our and any selling securityholder’s arrangements with them in the prospectus supplement that relates to that offering, and such selling securityholder will be responsible for underwriting discounts or commissions or agents’ commissions with respect to any securities they sell.

This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is quoted on the Nasdaq Global Select Market under the trading symbol “LEVL.” On July 1, 2020, the last sales price on the Nasdaq Global Select Market for our common stock was $17.06. None of the other securities that may be offered pursuant to this prospectus are listed on an exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which such securities will be listed or quoted.

Investing in our securities involves risks. You should consider carefully the risk factors referenced under the heading “Risk Factors” on page 1 of this prospectus, and any risk factors set forth in the applicable prospectus supplement and in our reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
These securities will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, or any other governmental agency.
This prospectus is dated July 17, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, pursuant to the Securities Act of 1933, as amended, which we refer to as the Securities Act, utilizing an automatic “shelf” registration process. Under this shelf registration process, we or any selling securityholder may offer and sell, in one or more offerings, the securities described in this prospectus from time to time. This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we offer or any selling securityholder offers these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to those filings. You should review the complete document to evaluate these statements.

You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Each reference in this prospectus to “Level One”, the “Company”, “we”, “us” and “our” means Level One Bancorp, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet site can be found at http://www.sec.gov. We make available free of charge most of our SEC filings on the investor relations page of our website at http://www.levelonebank.com as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus other information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC that is incorporated by reference herein will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information that are “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we filed with the SEC (file number 001-38458) and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, until the offerings of the securities contemplated by this prospectus are terminated, as well as any filings after the date on which the registration statement of which this prospectus forms a part was initially filed with the SEC and prior to the effectiveness of such registration statement, but excluding, in each case, any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 13, 2020;

•those portions of our definitive proxy statement, filed with the SEC on March 25, 2020, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019;

•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020;

•our Current Reports on Form 8-K filed on January 2, 2020 (including the amendment thereto filed on March 19, 2020), January 30, 2020, March 19, 2020, May 7, 2020 and June 17, 2020; and

•the description of our common stock, which is registered under Section 12 of the Exchange Act, in our Form 8-A filed with the SEC on April 16, 2018, including any subsequently filed amendments and reports updating such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address or calling us at the following telephone number:

Level One Bancorp, Inc.
Attention: Investor Relations
32991 Hamilton Court
Farmington Hills, MI 48334
Telephone: (888) 880-5663

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to us at the address or telephone number above.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement. This document may only be used where it is lawful to sell these securities. Neither we nor any selling securityholders are making any offer of these securities in any state where the offer is not permitted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference or deemed incorporated by reference, any related prospectus supplement and any other written or oral statements made by us from time to time may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, such as those identified below.

We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, the performance of our loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that we may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, our business and growth strategies, including future acquisitions, internal growth and plans to open additional banking centers or offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•the severity, magnitude and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, business and consumers, on our operations and personnel, commercial activity and demand across our business and our customers’ businesses;

•the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect our liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;

•the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;

•economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect our liquidity and the performance of our loan portfolios, particularly in the markets in which we operate;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;

•the extent of defaults and losses on our loan portfolio, which may require further increases in our allowance for credit losses;

•estimates of fair value of certain of our assets and liabilities, which could change in value significantly from period to period;

•the financial success and economic viability of the borrowers of our commercial loans;

•commercial real estate market conditions in the Detroit metropolitan area and the other Michigan markets in which we operate;

•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in our allowance for loan losses;

•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

•changes in the level and volatility of interest rates, the capital markets and other market indices (including developments and volatility arising from or related to the COVID-19 pandemic) that may affect, among other things, our liquidity and the value of our assets and liabilities;

•competitive pressures in the financial services business which may affect the pricing of our loan and deposit products as well as our services, which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;

•failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of our recent or future acquisitions;

•unexpected difficulties and losses related to FDIC-assisted acquisitions;

•harm to our reputation;

•any negative perception of our financial strength;

•our ability to raise additional capital on acceptable terms when needed;

•disruption in capital markets, which may lower fair values for our investment portfolio;

•our ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;

•failure or breaches of our security systems or infrastructure, or those of third parties;

•other security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;

•adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•accuracy and completeness of information we receive about customers and counterparties to make credit decisions;

•our ability to attract and retain senior management experienced in the banking and financial services industries;

•environmental liability risk associated with lending activities;

•the impact of any claims or legal actions to which we are subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;

•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•the soundness of other financial institutions;

•the expenses and delayed returns inherent in opening new banking centers;

•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Cuts and Jobs Act of 2017;

•changes in accounting standards, rules and interpretations such as the new Accounting Standards Update 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments and related changes to address the impact of COVID-19, and the impact on our financial statements;

•our ability to receive dividends from our bank subsidiary;

•uncertainty about the discontinued use of the London Inter-bank Offered Rate and transition to an alternative rate;

•a decrease in our capital ratios, including as a result of declines in the value of our loan portfolios, or otherwise;

•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those changes that are in response to the COVID-19 pandemic, including without limitation the Coronavirus Aid, Relief, and Economic Security Act and the rules and regulations that may be promulgated thereunder;

•a lowering of our credit rating;

•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic or otherwise;

•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;

•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;

•the impact of heightened capital requirements;

•any increases in our FDIC insurance premiums, or the collection of special assessments by the FDIC;

•each of the factors and risks identified in the “Risk Factors” sections included under Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019, and under Item 1A. of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

There can be no assurances that future actual results will correspond to these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statement made by us or on our behalf. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. We undertake no obligation to update any forward-looking statements or reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. You are advised, however, to consult further disclosures management makes on related subjects in our reports filed with the SEC.

v

THE COMPANY

Level One Bancorp, Inc. is a financial holding company headquartered in Farmington Hills, Michigan. In addition to our headquarters, as of March 31, 2020, our wholly owned bank subsidiary, Level One Bank, which we refer to as the Bank, had 17 offices, including 11 banking centers (our full service branches) in Metro Detroit, one banking center in Grand Rapids, one banking center in Jackson, three banking centers in Ann Arbor and one mortgage loan production office in Ann Arbor. As of March 31, 2020, we had total assets of approximately $1.94 billion, total deposits of approximately $1.47 billion and total shareholders’ equity of $175.8 million.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “LEVL.” Our principal executive office is located at 32991 Hamilton Court, Farmington Hills, Michigan 48334, and our telephone number is (248) 737-0300.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC. You should also refer to other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value and any trading prices of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from any securities sold by a selling securityholder.

Except as otherwise provided in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale by the Company of the offered securities for general corporate purposes. These purposes may include, without limitation, investments at the holding company level, providing capital to support our growth, acquisitions or other business combinations, including FDIC-assisted acquisitions, and reducing or refinancing existing debt. Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in the Bank or another depositary institution.

GENERAL DESCRIPTION OF SECURITIES

We or any selling securityholder may offer under this prospectus debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and hybrid securities combining elements of the foregoing, either individually or as units consisting of two or more securities.

The following descriptions of the terms of these securities set forth some of the general terms and provisions of securities that may be offered by us or any selling securityholder. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities will be described in the applicable prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
General

The debt securities that we may offer using this prospectus consist of notes, debentures or other evidences of indebtedness. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, without the consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). As required by the Trust Indenture Act of 1939, as amended, for all debt securities that are publicly offered, our debt securities will be governed by a document called an indenture, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. This form of indenture is subject to any modifications, amendments or supplements that we may enter into with the trustee(s), setting forth the specific terms and conditions of the debt securities being issued. The material terms reflected in the form of indenture are summarized below and we refer you to the form of indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:
•the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, and any subordination provisions particular to the series of debt securities;

•any limit on the aggregate principal amount of the debt securities;

•if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities (i.e., original issuance discount);

•the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;

•the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

•any provisions relating to the issuance of the debt securities of the series at an original issue discount;

•the place or places where the principal of, and any premium or interest on, the debt securities will be payable and, if applicable, where the debt securities may be surrendered for conversion or exchange;

•whether we may, at our option, redeem, repurchase or repay the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem, repurchase or repay the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

•if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

•any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the other terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

•whether the debt securities will be registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice-versa, and the circumstances under which any such exchanges, if permitted, may be made;

•the denominations, which may be in U.S. dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

•if other than U.S. dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

•whether the debt securities may be issuable in tranches;

•the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including the conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

•any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•if the debt securities do not bear interest, the applicable dates required under the indenture for furnishing information to the trustee regarding the holders of the debt securities;

•any deletions from, modifications of or additions to (a) the events of default with respect to the debt securities or (b) the rights of the trustee or the holders of the debt securities in connection with events of default;

•any deletions from, modifications of or additions to the covenants with respect to the debt securities;

•if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

•whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

•whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a U.S. person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•whether the debt securities, in whole or specified parts, will be defeasible, and, if the securities may be defeased, in whole or in specified part, any provisions to permit a pledge of obligations other than certain government obligations to satisfy the requirements of the indenture regarding defeasance of securities and, if other than by resolution of our board of directors, the manner in which any election to defease the debt securities will be evidenced;

•whether the debt securities will be secured by any property, assets or other collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

•the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

•any restrictions, conditions or requirements for transfer of the debt securities; and

•any other material terms or conditions upon which the debt securities will be issued.

Unless otherwise indicated in an applicable prospectus supplement, if any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may also act as paying agent under the indenture.

An applicable prospectus supplement will contain a description of U.S. federal income tax consequences relating to the debt securities, to the extent applicable.

Covenants

An applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from paying dividends or acquiring any of our or its capital stock.

Consolidation, Merger and Transfer of Assets

Unless we indicate otherwise in an applicable prospectus supplement, the indenture will permit a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets; provided, however, that:

•we are the surviving or continuing entity, or the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and assumes, pursuant to a supplemental indenture, all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term “wholly owned subsidiary” means any subsidiary in which we and/or our other wholly owned subsidiaries own all of the outstanding capital stock.

Modification and Waiver

Unless we indicate otherwise in an applicable prospectus supplement, under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•a change in the stated maturity date of any payment of principal or interest;

•a reduction in the principal amount of, or interest on, any debt securities;

•an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;

•a change in the currency in which any payment on the debt securities is payable;

•an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

•a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

•waive compliance by us with certain restrictive provisions of the indenture; and

•waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of, or interest on, any series of debt securities.

Finally, we and the indenture trustee may, from time to time, amend the indenture without the consent of holders of the debt securities for certain purposes, including but not limited to the following:

•to evidence the succession of another entity to us or successive successions and the assumption by such entity of our covenants, agreements and obligations under the indenture;

•to add additional events of default for the protection of the holders of debt securities;

•to add covenants for the protection of the holders of debt securities; and

•to make certain other administrative modifications which do not materially and adversely affect the interests of the holders of debt securities.

Events of Default

Unless we indicate otherwise in an applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:

•failure to pay interest on any debt security for 30 days after the payment is due;

•failure to pay the principal of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;

•failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

•certain events of bankruptcy, insolvency or reorganization.

If an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events of bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.

The indenture requires us to furnish to the trustee, not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer’s knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of, or interest on, any debt securities if the trustee in good faith determines that the withholding of notice is in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

•conducting any proceeding for any remedy available to the trustee; or

•exercising any trust or power conferred upon the trustee.

The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•the holder has previously given the trustee written notice of a continuing event of default;
•the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

•the trustee has not started such proceeding within 60 days after receiving the request; and

•no direction inconsistent with such written request has been given to the trustee under the indenture.

However, the holder of any debt security will have an absolute right to receive payment of principal of, and interest on, the debt security when due and to institute suit to enforce payment.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge of Indenture. Unless otherwise indicated in an applicable prospectus supplement, if at any time,

•we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same has become due and payable;

•we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture; or

•all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities;

then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for (a) rights of registration of transfer and exchange, and our right of optional redemption, (b) substitution of mutilated, defaced, destroyed, lost or stolen debt securities, (c) rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, obligations and immunities of the trustee under the indenture, and (e) the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.
Defeasance and Covenant Defeasance. Unless otherwise indicated in an applicable prospectus supplement, we may elect with respect to any debt securities of any series either:

•to defease and be discharged from all of our obligations with respect to such debt securities, which we refer to as defeasance, with certain exceptions described below; or

•to be released from our obligations with respect to such debt securities under such covenants as may be specified in an applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities, which we refer to as covenant defeasance.

We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

•we must irrevocably deposit with the indenture trustee or other qualifying trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments; and

•we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred.
In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for (a) payment of the principal of and interest on such debt securities, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise), (b) the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions, (c) rights of registration, transfer, substitution and exchange of such debt securities in accordance with the terms stated in the indenture, and (d) continuation of the rights, obligations and immunities of the trustee as against the holders of such debt securities as stated in the indenture.

The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Securities

Unless otherwise indicated in an applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in an applicable prospectus supplement.

Notices

We will give notices to holders of the debt securities by mail at the addresses listed in the security register. In the case of notice in respect of unregistered securities or coupon securities, we may give notice by publication in a newspaper of general circulation in New York, New York.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended, is applicable.

Regarding the Trustee

General. We will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities.

Resignation or Removal of Trustee. If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. Any resignation will require the appointment of a successor trustee under the indenture in accordance with the terms and conditions of the indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Annual Trustee Report to Holders of Debt Securities. The trustee will be required to submit certain reports to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to Be Furnished to Trustee. The indenture provides that, in addition to other certificates or opinions specifically required by other provisions of the indenture, every application by us for action by the trustee must be accompanied by a certificate from one or more of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Certain Relationships in the Ordinary Course. From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified, in all respects, by reference to applicable Michigan law and our articles of incorporation, as amended, which we refer to as our articles of incorporation, our amended and restated bylaws, which we refer to as our bylaws, each of which is incorporated by reference in the registration statement of which this prospectus is part. To find out where copies of these documents can be obtained, see “Where You Can Find More Information”.

Authorized Capital Stock

Our articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, no par value per share, and up to 50,000 shares of preferred stock, no par value per share. At July 1, 2020, we had issued and outstanding 7,734,322 shares of common stock and no shares of preferred stock.

Common Stock

Governing Documents. Holders of shares of our common stock have the rights set forth in our articles of incorporation, our bylaws and Michigan law.

Dividends and Distributions. The holders of our common stock are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends, subject to limitations under Michigan law and any preferential rights of holders of our then outstanding preferred stock.

Ranking. Our common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company to all other securities and indebtedness of the Company.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share equally, on a per share basis, in all of our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.

No Conversion Rights. Our common stock is not convertible into any other shares of our capital stock.

No Preemptive Rights. Holders of our common stock do not have any preemptive rights.

Voting Rights. The holders of our common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of shareholders at which a quorum is present.

Redemption. We have no obligation or right to redeem our common stock.

Stock Exchange Listing. Our common stock has been approved for listing on the Nasdaq Global Select Market under the symbol “LEVL.”

Preferred Stock

Upon authorization of our board of directors, we may issue shares of one or more series of our preferred stock from time to time. Our board of directors may, without any action by holders of common stock and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others:

•general or special voting rights;

•preferential liquidation rights;

•preferential cumulative or noncumulative dividend rights;

•redemption or put rights; and

•conversion or exchange rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:

•adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•discourage an unsolicited proposal to acquire us; or

•facilitate a particular business combination involving us.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over our then market price.

Depositary Shares

We may elect to issue fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred stock. If we issue depositary shares pursuant to these projections in the future, the applicable prospectus supplement will describe the terms of the depository shares and the underlying preferred stock to which the depositary shares relate.

The description in the prospectus supplement will not necessarily be complete, and reference will be made to the deposit agreement relating to the depositary shares which will be filed with the SEC.

Certain Provisions of Our Articles of Incorporation, Bylaws, Michigan Law and Certain Applicable Banking Regulations That May Have an Anti-Takeover Effect

Michigan law, certain provisions of our articles of incorporation and bylaws, and certain applicable banking regulations could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Authorized But Unissued Capital Stock. We have authorized but unissued shares of common stock and preferred stock, and our board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Number of Directors; Noncumulative Voting for Directors. Our bylaws provide that the authorized number of directors of the Company may be fixed only by our board by resolution of a majority of the directors then in office, although such number may not be less than five nor more than twenty-five. In addition, our articles do not allow for noncumulative voting for directors, which may make it more difficult for a non-company nominee to be elected to our board of directors.

Filling of Board Vacancies; Removals. Any vacancies in our board of directors and any directorships resulting from any increase in the number of directors may be filled by the board, acting by not less than a majority of the directors then in office, although less than a quorum.

Limitation on Right to Call a Special Meeting of Shareholders. Our bylaws provide that special meetings of shareholders may only be called by our board or our president or by the holders of not less than a majority of our outstanding shares of capital stock entitled to vote for the purpose for which the meeting is being called.

Action By Unanimous Written Consent of Shareholders. Our bylaws provide that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, but only if all of the shareholders entitled to vote consent in writing.

Advance Notice Provisions. Our bylaws generally require a shareholder desiring to propose new business at a shareholder meeting to provide advance written notice to our corporate secretary, not later than 90 days nor earlier than 120 days prior to the anniversary of the preceding year’s annual shareholder meeting, containing certain information about the shareholder and the business to be brought. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. This provision could delay shareholder actions that are favored by the holders of a majority of our outstanding stock until the next shareholders’ meeting.

Additionally, our bylaws provide that nominations for directors must be made in accordance with the provisions of our bylaws, which generally require, among other things, that such nominations be provided in writing to our corporate secretary, not later than 90 days nor earlier than 120 days prior to the anniversary of the preceding year’s annual shareholder meeting, and that the notice to our corporate secretary contain certain information about the shareholder and the director nominee.

Amendment of the Bylaws. Our bylaws provide that our bylaws may be altered, amended or repealed by our board without prior notice to or approval by our shareholders. Our bylaws may also be altered, amended or repealed by the affirmative vote of holders of a majority of the shares of our capital stock entitled to vote at any meeting of shareholders. Accordingly, our board could take action to amend our bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Michigan Law. We may opt-in to the provisions of Chapter 7A of the MBCA. In general, subject to certain exceptions, Chapter 7A of the MBCA prohibits a Michigan corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder, unless: (i) prior to such date, the board of directors approved the business combination; or (ii) on or subsequent to such date, the business combination is approved by at least 90% of the votes of each class of the corporation’s stock entitled to vote and by at least two-thirds of such voting stock not held by the interested shareholder or such shareholder’s affiliates. The MBCA defines a “business combination” to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An “interested shareholder” is defined by the MBCA to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation. While our board to date has not elected to opt-in to these provisions, any future decision to do so could have an anti-takeover effect.

Banking Regulation. The ability of a third party to acquire equity securities or control of the Company is also limited under applicable banking regulations. The Bank Holding Company Act requires any “bank holding company” (as defined in such Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock or another class of our voting securities. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock or another class of our voting securities under the Change in Bank Control Act. Any company that holds 25% or more of our outstanding common stock or another class of our voting securities, controls the election of a majority of our board of directors, or otherwise is deemed by the Federal Reserve to exercise a “controlling influence” over our management or policies is subject to regulation as a bank holding company under the Bank Holding Company Act. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator.

Limitation on Liability and Indemnification of Officers and Directors. Our articles provide that our directors will not be liable to us or our shareholders for monetary damages for any action taken or any failure to take any action as a director, subject to limited exceptions. Our bylaws provide that we must indemnify each of our directors and officers to the fullest extent permitted by the laws of the State of Michigan and consistent with the provisions of the MBCA.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock or other securities of the Company. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from those securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements.

We will describe in the applicable prospectus supplement relating to any warrants we are offering the specific terms relating to the offering, which terms may include some or all of the following:

•the title of the warrants;

•the offering price and aggregate number of warrants offered;

•the designation, number and terms of the debt securities, common stock or preferred stock that can be purchased if a holder exercises the warrant and procedures by which those numbers may be adjusted;

•the exercise price of the warrants;

•the terms of any rights to redeem or call the warrants;

•the dates or periods during which the warrants are exercisable;

•the designation and terms of any securities with which the warrants are issued;

•if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•any minimum or maximum amount of warrants that may be exercised at any one time;

•any terms relating to the modification of the warrants; and

•any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts pursuant to which holders will purchase from us a number of shares of common stock at a future date, which we refer to as stock purchase contracts. The price per share of common stock and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and securities of the Company or of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to as stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice-versa, and such payments may be unsecured or prefunded on some basis.
The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

BOOK ENTRY SYSTEM

Unless we indicate otherwise in the applicable prospectus supplement, The Depository Trust Company, which we refer to as DTC, New York, New York, will act as securities depository for the securities offered hereunder, which we refer to as the Offered Securities. The Offered Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Offered Security certificate will be issued for each issue of the Offered Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, which we refer to as Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which we refer to as DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, which we refer to as Indirect Participants. DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Direct Participants and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of Offered Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Securities on DTC’s records. The ownership interest of each actual purchaser of each Offered Security, which we refer to as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Securities, except in the event that use of the book-entry system for the Offered Securities is discontinued.

To facilitate subsequent transfers, all Offered Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Securities;

DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Offered Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Offered Securities, such as redemptions, tenders, defaults, and proposed amendments to the Offered Security documents. For example, Beneficial Owners of Offered Securities may wish to ascertain that the nominee holding the Offered Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Offered Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the applicable Registrant as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Offered Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and dividend payments on the Offered Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the applicable Registrant or the agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the agent or the applicable Registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the applicable Registrant or the agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

In the event of an offer to purchase outstanding Offered Securities, a Beneficial Owner shall give notice to elect to have its Offered Securities purchased or tendered, through its participant, to the tender or remarketing agent, and shall effect delivery of such Offered Securities by causing the Direct Participant to transfer such participant’s interest in the Offered Securities, on DTC’s records, to the tender or remarketing agent. The requirement for physical delivery of Offered Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Offered Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Offered Securities to the tender or remarketing agent’s DTC account. Holders of our outstanding preferred stock or subordinated notes should not expect the Company to redeem or repurchase such instruments prior to their maturity.

DTC may discontinue providing its services as depository with respect to the Offered Securities at any time by giving reasonable notice to the applicable Registrant or the agent. Under such circumstances, in the event that a successor depository is not obtained, Offered Security certificates are required to be printed and delivered.

The applicable Registrant may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Offered Security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that each Registrant believes to be reliable, but no Registrant takes any responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We and any selling securityholder may sell the securities covered by this prospectus inside and outside the United States from time to time (a) through underwriters or dealers, (b) directly to one or more purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods.

Selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of securities. In addition to selling securities under this prospectus, selling securityholders may transfer their securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. Moreover, selling securityholders may decide not to sell any securities offered hereby.

The terms of the offering of securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act. Such supplement may describe, among other things:

•the type and terms of the securities being offered;

•the names of any selling securityholders, if applicable;

•the names of any underwriters, dealers or agents and the number of securities underwritten or purchased by each;

•the purchase price of the securities;

•the proceeds we will receive from the sale of the securities;

•the names of the securities exchanges, if any, on which the securities are listed;

•any over-allotment options under which underwriters may purchase additional securities from us;

•any underwriting discounts, commissions, agency fees and other items constituting compensation to underwriters or agents;

•any initial public offering price;

•any discounts or concessions allowed or reallowed or paid to dealers; and

•any commissions paid to agents and any delayed delivery arrangements.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus. In addition, we and any selling securityholder may transfer the securities by other means not described in this prospectus.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any discounts or commissions they receive from us or selling securityholders and any profits they receive on the sale or resale of the offered securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

This prospectus, together with any applicable prospectus supplement, may also be used by our affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. None of our affiliates have any obligation to make a market in the securities, and each may discontinue any market-making activities at any time, without notice, at its sole discretion.

Sale Through Underwriters or Dealers

If we use or a selling securityholder uses underwriters in a sale of securities, such underwriters will acquire the offered securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We or any selling securityholder may offer the securities to the public through an underwriting syndicate, represented by managing underwriters, or through one or more underwriters acting alone. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement states otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.
If we use or a selling securityholder uses dealers in a sale of securities, we or such selling securityholder will sell the securities to them as principals, and they may then resell those securities to the public from time to time in one or more transactions at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents and Others

We or any selling securityholder may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We or any selling securityholder may also sell the securities through agents designated from time to time. We will name any agent involved in the offer or sale of the offered securities and describe any commissions payable by us or any selling securityholder to the agent in the applicable prospectus supplement. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We or any selling securityholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we or any selling securityholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or such selling securityholder at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We or a selling securityholder may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers, agents or remarketing firms may be required to make. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities, other than shares of our common stock that are listed on NASDAQ, will be a new issue and will have no established trading market. We may elect to list any of the securities of on one or more exchanges, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters that are used in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents and their affiliates.

Any underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act.

Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These over-allotments, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers, through agents, to dealers, through underwriters, brokers or dealers, or through a combination of any of these sales methods or through any other method permitted by law (including in “at the market” equity offerings as defined in Rule 415 of the Securities Act). We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, if required, that contains the specific terms of the offering, including:

•the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

•the public offering price of the securities and the proceeds we will receive from the sale;

•any over-allotment options under which underwriters may purchase additional securities from us;

•any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

•any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•any securities exchange or market on which the securities may be listed.

Only underwriters that we have named in a prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in an applicable prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock or other outstanding securities, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, if our common stock is no longer listed on the Nasdaq Global Select Market or another national securities exchange, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our counsel, Barack Ferrazzano Kirschbaum & Nagelberg LLP of Chicago, Illinois.

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the report of Plante & Moran, PLLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2018, and for the years ended December 31, 2018 and 2017, have been incorporated by reference herein and in the registration statement in reliance upon the report of Crowe LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Ann Arbor Bancorp, Inc. as of and for the years ended December 31, 2018 and 2017 have been incorporated by reference herein and in the registration statement in reliance upon the report of Andrews Hooper Pavlik PLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

1,000,000 Depositary Shares, Each Representing a 1/100th Interest in a Share of
7.50% Non-Cumulative Perpetual Preferred Stock, Series B

Prospectus Supplement

Piper Sandler

   August 10, 2020